As filed with the Securities and Exchange Commission on March 9, 2007
Registration No. 333-127483

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 2 on
Form S-3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CNX GAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-3170639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4000 Brownsville Road
South Park, PA 15129
(412) 854-6719
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas J. DeIuliis
Chief Executive Officer
4000 Brownsville Road
South Park, PA 15129
(412) 854-6719
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications to:

Stephen W. Johnson, Esq.	Lewis U. Davis, Jr., Esq.	Mark Zvonkovic, Esq.
General Counsel	Jeremiah G. Garvey, Esq.	Elisabeth Cappuyns, Esq.
CNX Gas Corporation	Buchanan Ingersoll PC	Akin Gump Strauss
4000 Brownsville Road	One Oxford Centre	Hauer & Feld LLP
South Park, PA 15129	301 Grant Street, 20th Floor	590 Madison Avenue
(412) 854-6719	Pittsburgh, PA 15219	New York, NY 10022
	(412) 562-8800	(212) 872-8008

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (No. 333-127483), as amended, into a Registration Statement on Form S-3.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION

Preliminary prospectus dated March 9, 2007	Registration No. 333-127483

27,936,667 SHARES OF

COMMON STOCK

This prospectus relates to up to 27,936,667 shares of the common stock of CNX Gas Corporation, which may be offered for sale by the selling stockholders named in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus in a private placement. We are registering the offer and sale of the shares of common stock to satisfy registration rights we granted to the selling stockholders.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Because all of the shares being offered under this prospectus are being offered by selling stockholders, we cannot currently determine the price or prices at which our shares of common stock may be sold under this prospectus. Shares of our common stock are listed on the New York Stock Exchange (in this prospectus we refer to the New York Stock Exchange as the NYSE) under the symbol “CXG.” On          , 2007, the closing price of our common stock was $      per share, as reported on the NYSE. Please read “Plan of Distribution.”

If the shares are to be sold by certain transferees of the selling stockholders under this prospectus, we must file a post-effective amendment to the registration statement that includes this prospectus or a prospectus supplement, amending the list of selling stockholders to include the transferee as a selling stockholder. Upon being notified by a selling stockholder that it intends to use an agent or principal to sell their shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement. All selling stockholders are subject to Regulation M and are precluded from engaging in any short selling activities prior to effectiveness and for as long as they are participants in the offering. See “Plan of Distribution.”

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 7 for a discussion of certain risk factors that you should consider before investing in our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Neither the Securities and Exchange Commission (in this prospectus we refer to the Securities and Exchange Commission as the SEC) nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

SUMMARY

This summary highlights selected information from this prospectus but does not contain all information that you should consider before investing in the shares. You should read this entire prospectus carefully, including the “Risk Factors” beginning on page 7 and the financial statements included elsewhere in this prospectus. In this prospectus, we refer to CNX Gas, its subsidiaries and predecessors as “we,” “our,” or “our company.” CNX Gas owns, operates and conducts the coalbed methane (in this prospectus we sometimes refer to coalbed methane as CBM) and other gas business previously conducted by CONSOL Energy and its subsidiaries. Except as otherwise noted or unless the context otherwise requires, (i) the information in this prospectus gives effect to the contribution to CNX Gas of the CONSOL Energy gas business effective as of August 8, 2005, (ii) CNX Gas refers, with respect to any date prior to the effective date of that contribution, to the CONSOL Energy gas business and, with respect to any date on or subsequent to the effective date of the contribution, to CNX Gas and its subsidiaries, (iii) “CONSOL Energy” refers to CONSOL Energy Inc. and its subsidiaries other than CNX Gas and the companies which conducted CONSOL Energy’s gas business, and (iv) reserve and operating data are as of December 31, 2006, unless otherwise indicated. The estimates of our proved reserves as of December 31, 2006 and 2005 included in this prospectus are based on reserve reports prepared by Schlumberger Data and Consulting Services. The estimates of our proved reserves as of December 31, 2004 included in this prospectus are based on reserve reports prepared by Ralph E. Davis Associates, Inc. and Schlumberger Data and Consulting Services. With the exception of “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and related financial statements, we discuss production, per unit revenue and per unit costs net of the royalty owners’ interest in this prospectus. We use the word “net” to indicate when a number does not include the royalty owners’ interest. We have provided definitions for some of the industry terms used in this prospectus in the “Glossary of Natural Gas and Coal Terms.” Unless otherwise noted, all dollar amounts in this prospectus are in thousands.

About CNX Gas

We are engaged in the exploration, development, production and gathering of natural gas primarily in the Appalachian Basin and we are expanding our operations into the Illinois Basin. We are also a leading developer of coalbed methane. We have acquired all of CONSOL Energy’s rights to CBM associated with 4.5 billion tons of coal reserves owned or controlled by CONSOL Energy in Northern Appalachia, Central Appalachia, the Illinois Basin and other western basins. As of December 31, 2006, we had 1.265 Tcfe of net proved reserves with a PV-10 value of $1,499,664 and a standardized measure of discounted after tax future net cash flows attributable to our proved reserves of $934,891. Our proved reserves are approximately 99% CBM and 48% proved developed. We are one of the largest gas producers in the Appalachian Basin with net sales of 56.1 Bcf for the twelve months ended December 31, 2006. Our proved reserves are long-lived with a reserve life index of 22.5 years.

We began extracting CBM in the early 1980s in order to reduce the gas content in the coal being mined by CONSOL Energy. We developed techniques to extract CBM from coal seams prior to mining in order to enhance the safety and efficiency of CONSOL Energy’s mining operations. As a result of our more than 20 years of experience with CBM extraction, we believe our management has developed industry-leading expertise in this type of gas production.

Areas of Operation

In the Appalachian Basin we operate principally in Central Appalachia and Northern Appalachia. We also operate in the Illinois Basin. The four areas we see playing prominent roles in our portfolio in the near future are as follows:

•	first, in Central Appalachia, Virginia Operations CBM, our traditional area of operation, where we have typically produced CBM from vertical wells which we drill ahead of mining and gob gas from wells paid for by CONSOL Energy to de-gas their coal mines;

•	second, in Northern Appalachia, the Mountaineer CBM play in northwestern West Virginia and southwestern Pennsylvania where our first major drilling program using vertical to horizontal well methodology has shown good results;

•	third, in Northern Appalachia, the Nittany CBM play in central Pennsylvania, where we have substantial holdings and have completed initial testing activities; and

•	last, in the Illinois Basin, Cardinal, the New Albany Shale play in western Kentucky and southern Illinois, which has compelling economic potential similar to Nittany and Mountaineer.

Central Appalachia

Virginia Operations CBM

We have the right to extract CBM in this region from approximately 290,000 net CBM acres, which cover a portion of the over 424 million tons of recoverable coal reserves owned or controlled by CONSOL Energy in Central Appalachia. We have acquired all of CONSOL Energy’s rights associated with CBM in this region. We produce gas primarily from the Pocahontas #3 seam which is the main coal seam mined by CONSOL Energy in this region. This seam is generally found at depths of 2,000 feet and generally ranges from 3 to 6 feet thick. The gas content of this seam is typically between 400 and 600 cubic feet of gas per ton of coal in place. In addition, there are as many as 50 thinner seams present in the several hundred feet above the main Pocahontas #3 seam. Collectively, this series of coal seams represents a total thickness ranging from 15 to 40 feet. We have access to over 1,300 core samples that allow us to determine the amount of coal present, the geologic structure of the coal seam and the gas content of the coal.

We coordinate some of our CBM extraction with the subsurface coal mining of CONSOL Energy. The initial phase of CBM extraction involves drilling a traditional vertical wellbore into the coal seam in advance of future mining activities. In general, we drill these wells into the coal seam ahead of the planned mining recovery in an area. To stimulate the flow of CBM to the wellbore, we fracture the coal seam by pumping water or inert gases into the coal seam. Once established, these fractures are maintained by further forcing sand into the fractures to keep them from closing, allowing CBM to desorb from the coal and migrate along the series of fractures into the wellbore. We refer to this type of well as a “frac well.” Presently, frac wells account for approximately 72.0% of our daily production.

Because some of our gas is produced in association with subsurface mining, we have a unique opportunity to evaluate the effectiveness of our fracture techniques. We can enter the coal mine and inspect the fracture pattern created in the seam as the mining process exposes more of the coal. As a result, we have had the opportunity to gain insight into the efficacy of our fracturing techniques that is not available in a conventional production scenario. We have used this knowledge to modify and improve the effectiveness of our fracturing techniques.

Eventually, subsurface mining activities will mine through the frac wells that are drilled in advance of the mine development plan. As the main coal seam is removed from an area, called a panel, a rubble zone, called gob, is created in the cavity created by the extraction of the coal. When the coal is removed, the rock above, which includes as many as 50 thinner coal seams that cannot be mined, collapses into the void. These seams become extensively fractured and release substantial volumes of gas as they collapse. We drill vertical wells, called gob wells, into the gob to extract the additional gas that is released. Approximately 26.0% of our gas production comes in the form of gob gas (11.5% active gob and 14.5% sealed gob). CONSOL Energy pays for the drilling of our gob wells in most instances.

Recently, we began drilling long horizontal wellbores into the coal seam from within active mines. We strategically locate these horizontal wells within the pattern of existing frac wells to further accelerate the desorption of CBM from the coal seam. As of December 31, 2006, we have drilled 15 of these “in-mine” horizontal wells, some of which have been extended to lengths of 5,000 feet. The results from these wells are encouraging and suggest that a more efficient recovery of gas in place is possible ahead of mining operations. The production rates from frac wells have not been adversely impacted by the introduction of nearby horizontal wellbores in the coal seam. In fact, we believe production at offsetting frac wells has actually increased due to the further reductions in pressure within the coal seam caused by the horizontal wells. We intend to increase our use of the horizontal wells drilled within an active mine in our future development plans. In-mine horizontal wells account for approximately 2.0% of current daily production.

Tennessee

We are exploring for natural gas in various formations at depths up to 7,000 feet with a joint venture partner and through a farm-out arrangement on approximately 206,000 gross leasehold acres in this region. In 2006, we extended the farm-out arrangement through the end of 2007, with a small portion of the acreage covered through

2011. At December 31, 2006, we had 2.2 Bcfe of proved reserves in this area. As of December 31, 2006, we have 37.5 net wells that we are operating, while we also participate in another 5.9 net wells operated by a third party. In total, we have an inventory of approximately 2,900 drilling locations on this acreage, none of which are proved undeveloped locations. We also have the right to test and produce from the Chattanooga Shale formation in this area. We also control other property in East Kentucky and Tennessee that represents approximately 94,600 CBM acres, and 62,500 oil and gas acres.

Northern Appalachia

Mountaineer CBM

We have the right to extract CBM in this region from approximately 523,000 net CBM acres, which contain most of the over 2.7 billion tons of recoverable coal reserves owned or controlled by CONSOL Energy in Northern Appalachia. We have acquired all of CONSOL Energy’s rights associated with CBM in this region. We produce gas primarily from the Pittsburgh #8 coal seam. This seam is generally found at depths of less than 1,000 feet and generally ranges from 4 to 7 feet thick. The gas content of this seam is typically between 100 and 250 cubic feet of gas per ton of coal in place. There are additional coal seams above and below the Pittsburgh seam. Collectively, this series of coal seams represents a total thickness ranging from 10 to 30 feet. We have access to over 7,000 core samples that allow us to determine the amount of coal present, the geologic structure of the coal seam and the gas content of the coal.

Due to the significant geological differences between the Pittsburgh #8 seam in Mountaineer and the Pocahontas #3 seam in Virginia, we have found that alternative extraction techniques are more effective than vertical frac wells in this area. Instead of using frac wells, we utilize well designs that rely on the application of vertical-to-horizontal drilling techniques. This well design includes a vertical wellbore that is intersected by a second well that has up to three horizontal lateral sections in the coal. Together, this well system facilitates extraction of CBM and water from the coal seam. The horizontal wellbores, extending up to 5,000 feet from the point of intersection with the vertical wellbore, expose large amounts of coal surface area allowing for the migration of water and CBM from the coal seam. This design creates up to 15,000 feet of total productive wellbore. The wells are spaced in up to one square mile sections. The vertical well, equipped with a mechanical pump, provides a sump for water produced by the coal seam to collect and enables the collected water to be lifted to the surface for disposal. In addition to our vertical-to-horizontal drilling, we also develop gob wells in this region associated with CONSOL Energy’s mines.

In 2006, we drilled, completed and connected to the sales line 10 vertical-to-horizontal CBM wells in Mountaineer. We expect to achieve peak production rates of nearly 4 Mcf per 100 feet of lateral exposure in the Blacksville area of this play. As of December 31, 2006, wells that have been de-watered are meeting this expectation.

Nittany CBM

We have the right to extract CBM in this region of Pennsylvania from approximately 248,000 net CBM acres. We have acquired all of CONSOL Energy’s rights associated with CBM in this region. We expect to produce CBM in Nittany using both vertical-to-horizontal wells and traditional vertical frac wells. In 2006 we drilled two vertical test wells. As of December 31, 2006, both had been fractured. During the first quarter of 2007, we plan to begin controlled production, seam by seam, in these wells in order to better estimate the gas content and productive capability of each individual seam.

Illinois

Cardinal

As of December 31, 2006, we controlled approximately 70,000 acres of oil and gas rights, which include the rights to gas in the New Albany Shale in western Kentucky and southern Illinois. The New Albany Shale is a formation containing gaseous hydrocarbons and our acreage position has an average thickness of 300 feet at an average depth of 3,880 feet. As of December 31, 2006, we have identified test well locations and we have spudded the first well. We are using a standard drilling rig to drill approximately 4,000 vertical feet. When drilling is complete, we will re-enter the hole with a device that takes sidewall core samples into the shale formation within the expected 300-foot pay zone. These samples may take several months to analyze.

Other

In addition to the Cardinal play in the Illinois Basin, we control 33,000 additional oil & gas acres. We also control 92,000 net CBM acres which contain most of the over 700 million tons of recoverable coal reserves owned or controlled by CONSOL Energy in Illinois.

Other Conventional Oil & Gas and CBM

We have acquired all of CONSOL Energy’s rights associated with CBM from over 270 million tons of recoverable coal reserves owned or controlled by CONSOL Energy throughout other regions of the United States. We do not currently have any producing operations in these regions. We have not fully evaluated our ability to produce CBM in these regions and we may need to acquire additional rights from holders of real estate interests in order to obtain the rights needed to extract and produce CBM.

Other Assets

In addition to our production assets, CNX Gas typically constructs, owns and operates its gathering and processing mid-stream infrastructure. Each gathering system begins at the individual wellhead, delivering gas into a major trunkline that connects to the interstate pipeline system. Among our most significant gathering systems is our Cardinal States Gathering System in our Virginia Operations. There, gas from our wells is gathered from 1,030 miles of various diameter pipe and collected into our two main trunklines — Cardinal States No. 1 and Cardinal States No. 2. Cardinal States No. 1 is a 50-mile, 16-inch gathering system capable of transporting 100,000 Mcf of gas per day. Cardinal States No. 2 is a 30-mile, 20-inch gathering line currently capable of transporting 150,000 Mcf of gas per day. Our Cardinal States Gathering System connects to a Columbia Gas Transmission interstate pipeline and to the Jewell Ridge Lateral, which delivers into an East Tennessee Natural Gas, referred to in this prospectus as ETNG, interstate pipeline. We have entered into a 15- year firm transportation agreement with ETNG for 197,500 Mcf of capacity per day at pre-determined fixed rates. The aggregate capacity that we control is more than the current daily production from our Virginia operations, allowing us to expand our production in this area while realizing economies of scale. We also own and operate gathering systems in our other production regions.

We also own or lease various processing plants that remove impurities from certain types of CBM gas in order to meet interstate pipeline standards. These plants allow us to sell gas that might otherwise be unsaleable. Through a joint venture with Allegheny Energy, we own a 50% interest in an 88-megawatt, gas-fired electric generating facility in Virginia near our gas production facilities. This facility, which is used to meet peak load demands for electricity, uses the CBM that we produce. Because it is a peaking power facility, it does not operate at all times of the year, but the facility does provide a potential sales outlet for our gas of up to 22 Mmcf per day.

Summary of Appalachian Basin Properties as of December 31, 2006

	Central	Northern	Illinois
	Appalachia	Appalachia	Basin	Other		Total

Estimated Net Proved Reserves (Bcfe)	1,220.8	32.6	—	12.1		1,265.5
Percent Developed(1)	47.3%	66.9%	—	100%		48.2%
Net Producing Wells	2,315.4	156.0	—	164.25		2,635.65
No. of Potential Drill Sites Available	6,898	1,876	765	—		9,539

Net Proved Developed CBM Acres	134,320	45,763	—	—		180,083
Net Proved Undeveloped CBM Acres	31,300	10,880	—	—		42,180
Net Unproved CBM Acres(2)	341,880	806,357	92,000	—		1,240,237

Total Net CBM Acres	507,500	863,000	92,000	—		1,462,500

Gross Proved Developed Oil & Gas Acres	8,660	—	—	31,640	(3)	40,300
Gross Proved Undeveloped Oil & Gas Acres	—	—	—	—		—
Gross Unproved Oil & Gas Acres	414,340	178,000	103,000	198,360		893,700

Total Gross Oil & Gas Acres	423,000	178,000	103,000	230,000		934,000

(1)	We estimate the cost to fully develop our proved undeveloped reserves excluding abandonment is $490,600 (non-discounted and in 2006 dollars).

(2)	Includes areas leased to others or participation interests in third party wells as well as small acreage in other areas.

(3)	Assumes 40 acres per gross well on leased out or participating interest wells.

Our inventory of drilling sites associated with the oil and gas estate was determined by dividing our acreage in evaluated areas by the well spacing generally used in that area. In Tennessee, wells are commonly drilled on 40-acre units and in Central Appalachia, wells are drilled on an average of 110-acre spacing. The inventory of CBM locations was determined in a detailed evaluation of our Northern Appalachia and Central Appalachia reserves by Schlumberger Data & Consulting Services. The total CBM drilling site inventory reflects the sum of 80-acre and 60-acre vertical development well locations, 40-acre infill well locations and 640-acre vertical-to-horizontal well locations identified in the study. The inventory of drilling sites excludes a number of potential locations in areas not yet evaluated and the majority of potential 30-acre infill sites in Virginia CBM operations.

We control all of the properties reflected in the table above by deed or by lease, except to the extent burdened by the production joint ventures described in the table below. The aggregate production from these joint ventures represents less than 1% of total company production for 2006.

Summary of Production Partners and Joint Venture Interests as of December 31, 2006

		Production Partners
		and Joint Venture		Working
Area	Type	Interests	Acreage	Interest	How Acquired
Central Appalachia	Oil & Gas	Columbia Natural Resources, LLC	132,000 Gross Oil & Gas Acres	50%	Received from CONSOL Energy
Central Appalachia	Oil & Gas	New River Energy LLC(1)	206,000 Gross Oil & Gas Acres	50%	Acquired through lease jointly with New River Energy, LLC
Northern Appalachia	Oil & Gas	Kelly Oil and Gas, Inc. Excelsior Exploration Corporation KWR Ventures, LLC Ceja Corporation	36,000 Gross Oil & Gas Acres	25%	Acquired through a working interest
Central Appalachia	CBM	Appalachian Energy, Inc.	4,200 Gross CBM Acres	50%	Contribution of acres by each party

(1)	New River Energy, LLC owns 50% of Knox Energy, LLC. We own the remaining 50%. A similar arrangement is in place with respect to Coalfield Pipeline Company, which owns and operates the pipeline that gathers the Knox Energy, LLC gas for transportation to the sales pipeline.

Recent Drilling Activity (net wells)

During the twelve months ended December 31, 2006, 2005 and 2004, we drilled 314, 225 and 228 net development wells, respectively, all of which were productive. These well counts include gob wells and wells drilled by CNX Gas. Wells drilled by other operators that we participate in are excluded. As of December 31, 2006, we have not had any dry development wells, and 41 wells are still in process. The following table illustrates the wells referenced above by geographic region:

	Twelve months ended December 31,
Development Wells (Net)	2006	2005	2004

Central Appalachia	290	206	222
Northern Appalachia	24	19	6

Total Wells	314	225	228

During the twelve months ended December 31, 2006, 2005 and 2004, we also drilled in the aggregate 4, 15 and 12 net exploratory wells, respectively.

Our Relationship with CONSOL Energy

Effective as of August 8, 2005, we separated our gas business from CONSOL Energy to achieve the following objectives:

•	obtain a higher valuation for our business than we believe could be achieved if we remained part of CONSOL Energy;

•	allow us to use our own capital and borrowing capability, rather than compete for capital with CONSOL Energy’s mining business, to more rapidly expand gas production from our proven reserves and unproven acreage; and

•	allow our key managers to focus solely on the growth and operation of CNX Gas.

The success of our operations substantially depends upon rights we received from CONSOL Energy. As a part of our separation from CONSOL Energy, CONSOL Energy transferred to CNX Gas various subsidiaries and joint venture interests as well as all of CONSOL Energy’s ownership or rights to CBM, natural gas, oil, and certain related surface rights. In addition, CONSOL Energy has given us significant rights to conduct gas production operations associated with its coal mining activity. These rights are not dependent upon any continuing ownership in us by CONSOL Energy. We also have established other agreements under which CONSOL Energy will provide us certain corporate staff services and coordinate our tax filings.

We were incorporated in June 2005 as a Delaware corporation. Our principal executive office is located at 4000 Brownsville Road, South Park, PA 15129.

RISK FACTORS

Investing in our common stock will be subject to risks, including risks inherent in our business. The value of your investment may decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock.

Natural gas and oil prices are volatile, and a decline in natural gas and oil prices would significantly affect our financial results and impede our growth.

Our revenue, profitability and cash flow depend upon the prices and demand for natural gas and oil. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Changes in natural gas and oil prices have a significant impact on the value of our reserves and on our cash flow. In the past we have used hedging transactions to reduce our exposure to market price volatility when we deemed it appropriate. If we choose not to engage in, or reduce our use of hedging arrangements in the future, we may be more adversely affected by changes in natural gas and oil prices than our competitors who engage in hedging arrangements to a greater extent than we do.

Prices for natural gas and oil may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	the domestic and foreign supply of natural gas and oil;

•	the price of foreign imports;

•	overall domestic and global economic conditions;

•	the consumption pattern of industrial consumers, electricity generators and residential users;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities; and

•	the price and availability of alternative fuels.

Many of these factors may be beyond our control. Because approximately 100% of our estimated proved reserves as of December 31, 2006 were natural gas reserves, our financial results are more sensitive to movements in natural gas prices. Earlier in this decade, natural gas prices were lower than they are today. Lower natural gas prices may not only decrease our revenues on a per unit basis, but may also limit our access to capital. A significant decrease in price levels for an extended period would negatively affect us in several ways including:

•	our cash flow would be reduced, decreasing funds available for capital expenditures employed to replace reserves or increase production; and

•	access to other sources of capital, such as equity or long-term debt markets, could be severely limited or unavailable.

Additionally, lower natural gas prices may reduce the amount of natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs or if our estimates of development costs increase, production data factors change, or our exploration results deteriorate, accounting rules may require us to write down as a non-cash charge to earnings the carrying value of our oil and natural gas properties. We are required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carrying amount may not be recoverable or whenever management’s plans change with respect to those assets. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

We face uncertainties in estimating proved recoverable gas reserves, and inaccuracies in our estimates could result in lower than expected reserve quantities and a lower present value of our reserves.

Natural gas reserve engineering requires subjective estimates of underground accumulations of natural gas and assumptions concerning future natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may be incorrect. We have in the past retained the services of independent petroleum engineers to prepare reports of our proved reserves. Over time, material changes to reserve estimates may be made, taking into account the results of actual drilling, testing, and production. Also, we make certain assumptions regarding future natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions to actual figures could greatly affect our estimates of our reserves, the economically recoverable quantities of natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of gas we ultimately recover being different from reserve estimates.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated natural gas reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs. However, actual future net cash flows from our gas and oil properties also will be affected by factors such as:

•	geological conditions;

•	changes in governmental regulations and taxation;

•	assumptions governing future prices;

•	the amount and timing of actual production;

•	future operating costs; and

•	capital costs of drilling new wells.

The timing of both our production and our incurrence of expenses in connection with the development and production of natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general. In addition, if natural gas prices decline by $0.10 per Mcf, then the pre-tax PV-10 of our proved reserves as of December 31, 2006 would decrease from $1,499,664 to $1,455,700. The standardized GAAP measure associated with this decline of $0.10 per Mcf, would be approximately $907,483.

Unless we replace our natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition, results of operations and cash flows.

Producing natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Because total estimated proved reserves include our proved undeveloped reserves at December 31, 2006, production is expected to decline even if those proved undeveloped reserves are developed and the wells produce as expected. The rate of decline will change if production from our existing wells declines in a different manner than we have estimated and can change under other circumstances. Thus, our future natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

Our exploration and development activities may not be commercially successful.

The exploration for and production of gas involves numerous risks. The cost of drilling, completing and operating wells for CBM or other gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in geologic formations;

•	equipment failures or repairs;

•	fires or other accidents;

•	adverse weather conditions;

•	reductions in natural gas and oil prices;

•	pipeline ruptures; and

•	unavailability or high cost of drilling rigs, other field services and equipment.

Our future drilling activities may not be successful, and our drilling success rates could decline. Unsuccessful drilling activities could result in higher costs without any corresponding revenues.

We have a limited operating history in certain of our operating areas, and our increased focus on new development projects in these and other unexplored areas increases the risks inherent in our gas and oil activities.

We have not historically invested a significant portion of our capital budget in development projects in areas outside of Virginia CBM; however, in 2007 and beyond we plan to conduct testing and development activities in areas where we have little or no proved reserves, such as certain areas in Pennsylvania and Kentucky. These exploration, drilling and production activities will be subject to many risks, including the risk that methane gas is not present in sufficient quantities in the coalseam to be produced economically. We have invested in property, and will continue to invest in property, including undeveloped leasehold acreage, that we believe will result in projects that will add value over time. Drilling for CBM, natural gas and oil may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting drilling, operating and other costs. We cannot be certain that the wells we drill in these new areas will be productive or that we will recover all or any portion of our investments.

Our business depends on transportation facilities owned by others. Disruption of, capacity constraints in, or proximity to pipeline systems could limit sales of our gas.

We transport our gas to market by utilizing pipelines owned by others. If pipelines do not exist near our producing wells, if pipeline capacity is limited or if pipeline capacity is unexpectedly disrupted, our gas sales could be limited, reducing our profitability. If we cannot access pipeline transportation, we may have to reduce our production of gas or vent our produced gas to the atmosphere because we do not have facilities to store excess inventory. If our sales are reduced because of transportation constraints, our revenues will be reduced, which will also increase our unit costs. If we cannot obtain transportation capacity and we do not have the ability to store gas, we may have to reduce production.

Increased industry activity may create shortages of field services, equipment and personnel, which may increase our costs and may limit our ability to drill and produce from our oil and natural gas properties.

Due to current industry demands, well service providers and related equipment are in short supply. The demand for qualified and experienced field personnel to drill wells and conduct field operations, including geologists, geophysicists, engineers and other professionals in the natural gas and oil industry can fluctuate significantly, often in correlation with natural gas and oil prices, causing periodic shortages. These shortages may lead to escalating prices, the possibility of poor services, inefficient drilling operations, and personnel injuries. Such pressures will likely increase the actual cost of services, extend the time to secure such services and add costs for damages due to accidents sustained from the over use of equipment and inexperienced personnel. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling equipment, crews and associated supplies, equipment and services. We believe that these shortages could continue. In addition, the costs and delivery times of equipment and supplies are substantially greater in periods of peak demand. Accordingly, we cannot assure you that we will be able to obtain necessary drilling equipment and supplies in a timely manner or on satisfactory terms, and we may experience shortages of, or material increases in the cost of, drilling equipment, crews and associated supplies, equipment and services in the future. Any such delays and price increases could adversely affect our ability to pursue our drilling program and our results of operations.

We operate in a highly competitive environment and many of our competitors have greater resources than we do.

The gas industry is intensely competitive and we compete with companies from various regions of the United States and may compete with foreign companies for domestic sales, many of whom are larger and have greater financial, technological, human and other resources. If we are unable to compete, our company, its operating results and financial position may be adversely affected. For example, one of our competitive strengths is as a low-cost producer of gas. If our competitors can produce gas at a lower cost than us, it would effectively eliminate our competitive strength in that area.

In addition, larger companies may be able to pay more to acquire new properties for future exploration, limiting our ability to replace gas we produce or to grow our production. Our ability to acquire additional properties and to discover new resources also depends on our ability to evaluate and select suitable properties and to consummate these transactions in a highly competitive environment.

Acquisitions are subject to the risks and uncertainties of evaluating reserves and potential liabilities and may be disruptive and difficult to integrate into our business

From time to time we consider various acquisition opportunities. We could be subject to significant liabilities related to any completed acquisition. Generally, it is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems in all of the properties, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We will not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed.

In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our acquisition strategy is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to obtain financing on terms acceptable to us or regulatory approvals.

Acquisitions often pose integration risks and difficulties. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Future acquisitions could result in our incurring additional debt, contingent liabilities, expenses and diversion of resources, all of which could have a material adverse effect on our financial condition and operating results.

The coal beds from which we produce methane gas frequently contain water and the methane gas often contains impurities, both of which may hamper our ability to produce gas in commercial quantities or economically.

Coal beds frequently contain water that must be removed in order for the gas to detach from the coal and flow to the well bore. Our ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce gas in commercial quantities. The cost of water disposal may affect our profitability. Further, a substantial amount of our gas needs to be processed in order to make it salable to our intended customers. At times, the cost of processing this gas relative to the quantity of gas from a particular well, or group of wells, may outweigh the economic benefit of selling that gas, and our profitability may decrease due to the reduced production and sale of gas.

We may be unable to retain our existing senior management team and/or our key personnel who have expertise in coalbed methane extraction and our failure to continue to attract qualified new personnel could adversely affect our business.

Our business requires disciplined execution at all levels of our organization to ensure that we continually develop our reserves and produce gas at profitable levels. This execution requires an experienced and talented management and production team. If we were to lose the benefit of the experience, efforts and abilities of any of our key executives and/or the members of our team that have developed substantial expertise in coalbed methane extraction, such as Nicholas DeIuliis, our Chief Executive Officer and President and Ronald Smith, our Executive Vice President and Chief Operating Officer, our business could be materially adversely affected. No employment agreements have been or are expected to be executed with these key executives. Furthermore, our ability to manage our growth, if any, will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified managerial and production personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

We are party to, and may in the future become party to, joint ventures and other arrangements with third parties that may impact our operations and our financial performance.

We have entered into several joint venture arrangements with third parties. For example, we are involved with third parties in Knox Energy (exploration and production), Coalfield Pipeline Company (Coalfield Pipeline) (gas pipeline) and Buchanan Generation, LLC (Buchanan Generation) (peaker electrical power generation plant) and in a participation agreement with Kelly Oil & Gas, Inc. (Kelly Oil), Excelsior Exploration Corporation, KWR Ventures, LLC and Ceja Corporation (exploration and production). We may also enter into other arrangements like these in the future. In many instances we depend on these third parties for elements of these arrangements that are important to the success of the joint venture and the performance of these third parties’ obligations or their ability to meet their obligations under these arrangements are outside our control. If these parties do not meet or satisfy their obligations under these arrangements, the performance and success of these arrangements may be adversely affected. If our current or future joint venture partners are unable to meet their obligations we may be forced to undertake the obligations ourselves and/or incur additional expenses in order to have some other party perform such obligations. In such cases we may also be required to enforce our rights that may cause disputes among our joint venture parties and us. If any of these events occur, they may adversely impact us, our financial performance and results of operations, these joint ventures and/or our ability to enter into future joint ventures.

Government laws, regulations and other legal requirements relating to protection of the environment, health and safety matters and others that govern our and CONSOL Energy’s businesses increase our costs and may restrict our operations.

We and our principal stockholder, CONSOL Energy, are subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign authorities relating to protection of the environment, health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, groundwater quality and availability, plant and wildlife protection, reclamation and restoration of mining or drilling properties after mining or drilling is completed, control of surface subsidence from underground mining and work practices related to employee health and safety. Complying with these requirements, including the terms of our and CONSOL Energy’s permits, has had, and will continue to have, a significant effect on our respective costs of operations and competitive position. In addition, we could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions and third party damage claims for personal injury, property damage, wrongful death, or exposure to hazardous substances, as a result of violations of or liabilities under environmental and health and safety laws. Moreover, given our relationship with CONSOL Energy, its compliance with these laws and regulations could impact our ability to effectively. produce gas from our wells.

Additionally, the gas industry is subject to extensive legislation and regulation, which is under constant review for amendment or expansion. Any changes may affect, among other things, the pricing or marketing of gas production. State and local authorities regulate various aspects of gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of gas properties, environmental matters, safety standards, market sharing and well site restoration. If we fail to comply with statutes and regulations, we may be subject to substantial penalties, which would decrease our profitability.

We must obtain governmental permits and approvals for drilling operations, which can be a costly and time consuming process and result in restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that proposed exploration for or production of gas may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

We may incur additional costs and delays to produce gas because we have to acquire additional property rights to perfect our title to the gas estate.

Some of the gas rights we believe we control are in areas where we have not yet done any exploratory or production drilling. Most of these properties were acquired by CONSOL Energy primarily for the coal rights, and, in many cases were acquired years ago. While chain of title work for the coal estate was generally fully developed, in many cases, the gas estate title work is less robust. Our practice is to perform a thorough title examination of the gas estate before we commence drilling activities and to acquire any additional rights needed to perfect our ownership of the gas estate for development and production purposes. We may incur substantial costs to acquire these additional property rights and the acquisition of the necessary rights may not be feasible in some cases. Our inability to obtain these rights may adversely impact our ability to develop those properties. Some states permit us to produce the gas without perfected ownership under an administrative process known as “forced pooling,” which require us to give notice to all potential claimants and pay royalties into escrow until the undetermined rights are resolved. As a result, we may have to pay royalties to produce gas on acreage that we control and these costs may be material. Further, the forced pooling process is time-consuming and may delay our drilling program in the affected areas.

In addition, although CONSOL Energy has conveyed to us all of their rights to extract and produce CBM from locations where they possess rights to coal, in some cases CONSOL Energy may not possess these rights. If we are unable in such cases to obtain those rights from their owners, we will not enjoy the rights to develop the CBM with CONSOL Energy’s mining of coal, as provided in the master cooperation and safety agreement. Our failure to obtain these rights may adversely impact our ability in the future to increase production and reserves. For example, we have substantial acreage in West Virginia for which we have not reviewed the title to determine what, if any, additional rights would be needed to produce CBM from those locations or the feasibility of obtaining those rights.

In addition to acquiring these property right assets on an “as is, where is basis”, we have assumed all of the liabilities related to these assets, even if those liabilities were as a result of activities occurring prior to CONSOL Energy’s transfer of those assets to us. Our assumption of these liabilities is subject to the following allocation: we will be responsible for the first $10,000 of aggregate unknown liabilities; CONSOL Energy will be responsible for the next $40,000 of aggregate unknown liabilities; and we will be responsible for any additional unknown liabilities over $50,000. We will also be responsible for any unknown liabilities which were not asserted in writing by August 7, 2010.

We need to use unproven technologies to extract coalbed methane on some of our properties.

Our ability to extract gas in coal seams with lower gas content per ton of coal such as the Pittsburgh #8 seam requires the use of advanced technologies that are still being developed and tested. Horizontal drilling is the advanced technology currently being used. This technique, applied in coal, requires a well design that promotes simultaneous production of water and methane without significant back-pressure, a well that can be subsequently mined through without jeopardizing mine-safety and a well that will ensure well bore integrity throughout its projected life.

Other persons could have ownership rights in our advanced extraction techniques which could force us to cease using those techniques or pay royalties.

Although we believe that we hold sufficient rights to all of our advanced extraction techniques, other persons could contest our rights and claim ownership of one or more of our advanced techniques for extracting CBM. For example, a third party has asserted that several of our drilling techniques infringed several patents that they hold. A successful challenge to one or more of our advanced extraction techniques could adversely impact our financial performance and results of operation. We might have to pay a royalty which would increase our production costs or cease using that technique which could raise our production costs or decrease our production of CBM. In addition, we could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to our patent rights or intellectual property rights made by third parties or in bringing such proceedings.

Currently the vast majority of our producing properties are located in three counties in southwestern Virginia, making us vulnerable to risks associated with having our production concentrated in one area.

The vast majority of our producing properties are geographically concentrated in three counties in Virginia. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production, natural disasters or interruption of transportation of natural gas produced from the wells in this basin or other events which impact this area.

We do not insure against all potential operating risks. We may incur substantial losses and be subject to substantial liability claims as a result of our natural gas operations.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we maintain insurance at levels we believe are appropriate and consistent with industry practice, we are not fully insured against all risks, including drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. As part of our separation from CONSOL Energy, we assumed all of the liabilities related to the gas assets and operations which were transferred to us, including liabilities resulting from operations prior to the effective date of the separation. Arrangements with CONSOL Energy significantly limit our seeking indemnification from CONSOL Energy for unknown liabilities that we have assumed. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Relationship with CONSOL Energy

Our principal stockholder, CONSOL Energy, is in a position to affect our ongoing operations, corporate transactions and other matters, and some of our directors also serve on its board of directors and/or are employees of CONSOL Energy, creating potential conflicts of interest.

Our principal stockholder, CONSOL Energy, owns 81.5% of our outstanding shares of common stock. As a result, CONSOL Energy will be able to determine the outcome of all corporate actions requiring stockholder approval. For example, CONSOL Energy will continue to control decisions with respect to:

•	the election and removal of directors;

•	mergers or other business combinations involving us;

•	future issuances of our common stock or other securities; and

•	amendments to our certificate of incorporation and bylaws.

Any exercise by CONSOL Energy of its control rights may be in its own best interest which may not be in the best interest of our other stockholders and our company. CONSOL Energy’s ability to control our company may also make investing in our stock less attractive. These factors in turn may have an adverse effect on the price of our common stock.

In addition, some of our directors serve as directors or officers of CONSOL Energy, and/or own CONSOL Energy stock, stock units or options to purchase CONSOL Energy stock, or they may be entitled to participate in the CONSOL Energy compensation plans. CONSOL Energy provides, and may in the future provide additional, cash- and equity-based compensation to employees or others based on CONSOL Energy’s performance. These arrangements and ownership interests or cash- or equity-based awards could create, or appear to create, potential conflicts of interest when directors or executive officers who own CONSOL Energy stock or stock options or who participate in the CONSOL Energy equity plan arrangements are faced with decisions that could have different implications for CONSOL Energy than they do for us. These potential conflicts of interest may not be resolved in our favor.

Potential conflicts may arise between us and CONSOL Energy that may not be resolved in our favor.

The relationship between CONSOL Energy and us may give rise to conflicts of interest with respect to, among other things, transactions and agreements among CONSOL Energy and us, issuances of additional voting securities and the election of directors. When the interests of CONSOL Energy diverge from our interests, CONSOL Energy may exercise its substantial influence and control over us in favor of its own interests over our interests. Our certificate of incorporation and the master cooperation and safety agreement entitle CONSOL Energy to various corporate opportunities which might otherwise have belonged to us and relieve CONSOL Energy and its directors, officers and employees from owing us fiduciary duties with respect to such opportunities.

Our intercompany agreements with CONSOL Energy are not the result of arm’s-length negotiations.

We have entered into agreements with CONSOL Energy which govern various transactions between us and our ongoing relationship, including registration rights, tax sharing and indemnification. All of these agreements were entered into while we were a wholly-owned subsidiary of CONSOL Energy, and were negotiated in the overall context of CONSOL Energy creating CNX Gas. As a result, these agreements were not negotiated at arm’s-length. Accordingly, certain rights of CONSOL Energy, particularly the rights relating to the number of demand and piggy-back registration rights that CONSOL Energy will have, the assumption by us of the registration expenses related to the exercise of these rights, our indemnification of CONSOL Energy for certain liabilities under these agreements, our payment of taxes and the retention of tax attributes may be more favorable to CONSOL Energy than if the agreements had been the subject of independent negotiation. We and CONSOL Energy and its other affiliates may enter into other material transactions and agreements from time to time in the future which also may not be deemed to be independently negotiated.

Our agreements with CONSOL Energy may limit our ability to obtain capital, make acquisitions or effect other business combinations.

Our business strategy anticipates future acquisitions of natural gas and oil properties and companies. Any acquisition that we undertake would be subject to the limitations and restrictions set forth in our agreements with CONSOL Energy and could be subject to our ability to access capital from outside sources on acceptable terms through the issuance of our common stock or other securities.

Our prior and continuing relationship with CONSOL Energy exposes us to risks attributable to CONSOL Energy’s businesses.

We and CONSOL Energy are obligated to indemnify each other for certain matters as set forth in our agreements with CONSOL Energy. As a result, any claims made against us that are properly attributable to CONSOL Energy (or conversely, claims against CONSOL Energy that are properly attributable to us) in accordance with these arrangements could require us or CONSOL Energy to exercise our respective rights under the master separation agreement and the master cooperation and safety agreement. In addition, we have an agreement with CONSOL Energy that we will refrain from taking certain actions that would result in CONSOL Energy being in default under its debt instruments. Those debt instruments currently contain covenants that would be breached if we borrow from a third party unless we contemporaneously guaranteed indebtedness of CONSOL Energy under those debt instruments. In addition, those debt instruments contain covenants that would be breached by our granting liens on certain assets unless we contemporaneously grant a pari passu lien securing the indebtedness of CONSOL Energy under those debt instruments. In connection with our obtaining an unsecured credit facility with a group of commercial lenders, we guaranteed CONSOL Energy’s $250,000 7.875% notes due March 1, 2012. We are exposed to the risk that, in these circumstances, CONSOL Energy cannot, or will not, make the required payment or in turn that we are required to make a required payment to CONSOL Energy. If this were to occur, our business and financial performance could be adversely affected.

CONSOL Energy Inc. has advised us that as of the date of this Prospectus, CONSOL Energy has no plan or intention regarding its shares of our common stock and if CONSOL Energy were to make a distribution or otherwise dispose of its remaining ownership interest in us, our common stock price could be adversely affected.

Unless and until CONSOL Energy distributes to its stockholders, either in a tax-free spin-off or one or more special dividends, or sells the controlling amount of our common stock it owns, we will face the risks discussed in this Prospectus relating to CONSOL Energy’s control of us and potential conflicts of interest between CONSOL Energy and us. CONSOL Energy may elect not to make such a distribution or sale or it could at any time make that distribution or sale. Additionally, the market price of our common stock could decline as a result of market sales by CONSOL Energy, a distribution of our common stock to CONSOL Energy’s stockholders or the perception that such sales or distributions will occur. These sales or distributions also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Future sales of our common stock could impact the price at which the shares purchased or acquired by our investors may be sold in the future.

We must coordinate some of our gas production activities with coal mining activities in the same area, which could adversely affect our financial condition or operations.

In many places where we extract CBM, the coal estate is dominant. Where our principal stockholder conducts mining activity, CONSOL Energy could exercise its rights to determine when and where certain drilling can take place in order to ensure the safety of the mine or to protect the mineability of the coal. For example, if CONSOL Energy is required to cease mining activities due to an event causing a coal mine to be idled, that cessation of coal mining could prohibit us from producing gas from that or related sites until the coal mining activities commence again, which could adversely affect our financial condition or operations.

We may lose certain synergistic advantages by separating ourselves from our current owner.

Because approximately 13.5% of our gas production is associated with active mining activities and 16.0% is associated with previously mined areas by our principal stockholder, coordination between mining and gas operations can optimize overall energy production. If CONSOL Energy were to dispose of a significant interest in us, coordination between us and CONSOL Energy’s mining subsidiaries may be more difficult to accomplish.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	our business strategy;

•	our financial position;

•	our cash flow and liquidity;

•	declines in the prices we receive for our gas affecting our operating results and cash flow;

•	uncertainties in estimating our gas reserves;

•	replacing our gas reserves;

•	uncertainties in exploring for and producing gas;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations;

•	disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas;

•	competition in the gas industry;

•	our inability to retain and attract key personnel;

•	our joint venture arrangements;

•	the effects of government regulation and permitting and other legal requirements;

•	costs associated with perfecting title for gas rights in some of our properties;

•	our need to use unproven technologies to extract coalbed methane in some properties;

•	our relationships and arrangements with CONSOL Energy; and

•	other factors discussed under “Risk Factors.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. Any proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers shares sold in our August 2005 private equity placement which was part of our separation. Some of the shares sold in the private equity placement were sold directly to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. In addition, we sold shares to Friedman, Billings, Ramsey & Co., Inc., who acted as initial purchaser and sole placement agent in the offering. FBR sold the shares it purchased from us in transactions exempt from the registration requirements of the Securities Act to persons that it reasonably believed were “qualified institutional buyers,” as defined by Rule 144A under the Securities Act or to non-U.S. persons pursuant to Regulation S under the Securities Act. An affiliate of our former sole stockholder, the selling shareholders who purchased shares from us or FBR in the private equity placement and their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below.

The following table sets forth information about the number of shares owned by each selling stockholder as of January 18, 2006, that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. Information as to our directors and officers who are selling stockholders is located in the table in the section titled “Security Ownership of Certain Beneficial Owners and Management.”

The table below has been prepared based upon the information furnished to us by the selling stockholders as of January 18, 2006, the date of the initial registration of these shares, updated only by those private transactions of which we have been given notice. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend and/or supplement this prospectus accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total amount of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read “Plan of Distribution.”

We have been advised that as noted below in the footnotes to the table, one of the selling stockholders is a broker-dealer and certain of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock. If the shares are to be sold by transferees of the selling stockholders under this prospectus, we must file a post-effective amendment to the registration statement that includes this prospectus or a prospectus supplement, amending the list of selling stockholders to include the transferee as a selling stockholder. Upon being notified by a selling stockholder that it intends to use an agent or principal to sell their shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement. All selling stockholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness and for as long as they are participants in the offering.

Except as noted below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

2003 Houston Energy Partners(1)	121,000		*	121,000
3 Notch Capital Partners, L.P.(2)	50,275		*	50,275
Adar Investment Fund(3)	300,000		*	300,000
Advisory Research Energy Fund LP(4)	188,300		*	188,300
Affron, Charles & Mirella ST/WROS	2,000		*	2,000
AG CNG Fund, LP(5)†	13,750		*	13,750
AG MM, LP(5)†	9,250		*	9,250
AG Princess, LP(5)†	7,000		*	7,000
AG Super Fund International Partners, LP(5)†	28,000		*	28,000
AG Super Fund, LP(5)†	115,500		*	88,750
AIM Capital Development Fund(6)†	211,200		*	211,200
AIM Dynamics Fund(6)†	332,300		*	332,300
AIM Midcap Growth Fund(6)†	31,000		*	31,000
AIM VI Capital Development Fund(6)†	31,900		*	31,900
AIM VI Dynamics Fund(6)†	18,600		*	18,600
Alexander, Leslie	100,000		*	100,000
Alexandra Global Master Fund Ltd(7)	226,700		*	226,700
All-Cap Energy Hedge Fund LLC(8)	4,600		*	4,600
Allied Funding Inc.(9)	10,000		*	10,000
Alonso, Steven	5,000		*	5,000
Alpha US Sub Fund I LLC(10)	10,629		*	10,629
Altmeyer, James E. Jr. & Jocelyn Coles	2,000		*	2,000
Amaranth LLC(11)†	193,300		*	193,300
Amber Funds Limited(12)	100,000		*	100,000
American Funds Insurance Series Asset Allocation Fund(13)	125,000		*	125,000
Annie E. Casey Foundation(14)	2,700		*	2,700
Ariella Ben-Dov Trust	25,000		*	25,000
Aron, Millicent(15)	510		*	510
Atlas Capital (QP) LP(16)	89,170		*	89,170
Atlas Capital Master Fund Ltd.(16)	157,489		*	157,489
Atlas Master Fund Ltd.(17)	222,500		*	222,500
Avenue Event Driven Master Fund(18)	260,200		*	260,200
Axia Offshore Partners Ltd.(10)	15,892		*	15,892
Axia Partners LP(19)	20,011		*	20,011
Axia Partners Qualified LP(19)	85,968		*	85,968
Barrish, Jack	12,000		*	12,000
Basso Fund Ltd.(20)	2,500		*	2,500
Basso Multi-Strategy Holding Fund Ltd.(20)	7,500		*	7,500

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

Bay Pond Investors (Bermuda) LP(21)	35,600		*	35,600
Bay Pond Partners LP(21)	113,000		*	113,000
BBT Fund, LP	132,750		*	132,750
Bear Stearns SEC Corp Cust FBO J. Steven Emerson IRA R/O II(22)	115,400		*	115,400
Bermuda Partners LP(23)	22,470		*	22,470
Beta Equities, Inc.(24)†	420,000		*	420,000
Blackrock All-Cap Global Resources Portfolio(8)	9,600		*	9,600
Blackrock Asset Allocation Portfolio (Mid Cap Growth)(8)	3,200		*	3,200
Blackrock Asset Allocation Portfolio — Mid Cap Value(8)	4,300		*	4,300
Blackrock Aurora Portfolio(8)	591,100		*	591,100
Blackrock Global Energy & Resources Trust(14)	66,000		*	66,000
Blackrock Mid Cap Value Equity Portfolio(8)	62,300		*	62,300
Blackrock Mid-Cap Growth Equity Portfolio(8)	36,700		*	36,700
Blackrock Small Cap Value Equity Portfolio(8)	28,000		*	28,000
Blackrock US Opportunities Portfolio(8)	7,600		*	7,600
Boebinger, Dean Lovell	400		*	400
Boston Partners Asset Management, LLC(25)†	352,700		*	352,700
Boston Provident Partners LP(26)	90,700		*	90,700
BP Institutional Partners LP(26)	5,900		*	5,900
Brady Retirement Fund LP	5,800		*	5,800
Brookside Capital Partners Fund LP(27)	250,000		*	250,000
Calm Waters Partnership(28)	25,000		*	25,000
Canyon Balanced Equity Master Fund Ltd. (29)†	79,130		*	79,130
Canyon Capital Value Realization Fund, LP(29)†	158,260		*	158,260
Canyon Value Realization Fund (Cayman) Ltd.(29)†	532,180		*	532,180
Canyon Value Realization MAC 18 Ltd. (RMF)(29)†	7,910		*	7,910
Capital Guardian U.S. Small Capitalization Master Fund(30)†	139,100		*	139,100
Capital Guardian U.S. Small Capitalization Master Fund (Private Placement Eligible)(30)†	3,000		*	3,000
Capital International US Small Cap Fund(30)†	2,300		*	2,300
Castlerigg Master Investments Ltd.(31)	50,000		*	50,000
Castlerock Fund Ltd.(23)	85,380		*	85,380
CastleRock Partners II LP(32)	11,520		*	11,520
Castlerock Partners, L.P.(32)	138,030		*	138,030
Catalyst Fund Offshore Ltd.	1,995		*	1,995
Ceisel, Charles Barton	2,000		*	2,000
Central States Southeast and Southwest Areas Pension Fund(15)†	71,820		*	71,820
Chamberlin Investments Ltd.	6,270		*	6,270

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

Chiles Foundation(31)	2,400		*	2,400
Chimermine, Lawrence	1,000		*	1,000
Citi Canyon Ltd.(29)†	7,910		*	7,910
Coleman, John M. & Patricia D.	7,500		*	7,500
Coleman, Sean	3,500		*	3,500
Concentrated Alpha Partners, LP	78,750		*	78,750
Continental Casualty Company(128)†	200,000		*	200,000
Copeland, Darryl W. Jr.	9,375		*	9,375
Crestview Capital Master LLC(33)†	10,000		*	10,000
Cutchogue Point AP LP(34)	250,000		*	250,000
Dascoli, James C.†	100		*	100
DB Zwirn Special Opportunities Fund Ltd.(35)	35,250		*	35,250
DB Zwirn Special Opportunities Fund, LP(36)	169,230		*	169,230
Deephaven Distressed Opportunities Trading, Ltd.(37)	267,433		*	267,433
Deephaven Event Trading Ltd.(37)	522,454		*	522,454
Edenworld International Ltd.	3,229		*	3,229
Edward Fox IRA	7,500		*	7,500
Edwin McGough IRA R/O(15)	830		*	830
Elliott J. Horowitz TTEE for the Elliott J. Horowitz 89 dated 11/1/89	6,300		*	6,300
Eton Park Fund, L.P.(38)	350,000		*	350,000
Eton Park Master Fund, Ltd.(38)	650,000		*	650,000
Evelyn Berry Spousal IRA R/O(15)	1,315		*	1,315
Ewing, Frank	10,000		*	10,000
Ewing, Judith H.	5,000		*	5,000
Excelsior Value & Restructuring(124)	625,000		*	625,000
Far West Capital Partners LP(39)	167,000		*	167,000
Farvane Limited	876		*	876
Feinberg, Richard	25,107		*	25,107
Ferial Polhill LLC(40)	5,800		*	5,800
Fiddler, Thomas J.	6,000		*	6,000
Fidelity Advisor Balanced Fund(41)†	11,700		*	11,700
Fidelity Advisors New Insights Fund(41)†	17,900		*	17,900
Fidelity Contrafund(41)†	410,600		*	410,600
Fidelity Puritain Trust: Fidelity Balanced Fund(41)†	115,000		*	115,000
Fidelity Variable Insurance Products Fund II: Contrafund(41)†	115,300		*	115,300
Fidelity Variable Insurance Products Fund III: Balanced Fund(41)†	2,600		*	2,600
Fingerhut, Bert	12,500		*	12,500
First Eagle U.S. Value Fund(125)†	50,000		*	50,000
Fleet Maritime Inc.(42)	22,246		*	22,246

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

Frankel, Benjamin & Linda	2,500		*	2,500
Franklin Mutual Recovery Fund(43)	133,000		*	133,000
Frederic H. Lindeberg Money Purchase Pension Plan	2,000		*	2,000
Front Point Energy Horizons Fund LP(44)	125,000		*	125,000
Front Point Utility and Energy Fund LP(45)	125,000		*	125,000
Fundamental Investors Inc.(46)	575,000		*	575,000
Gallatin, Ronald L.	25,000		*	25,000
Galleon Admiral’s Offshore Ltd.(47)	100,000		*	100,000
Galleon Captain’s Offshore Ltd.(47)	80,000		*	80,000
Galleon Captain’s Partners LP(47)	20,000		*	20,000
GAM Arbitrage Investments Inc.†	50,000		*	50,000
Gardner Lewis Fund LP(48)	78,400		*	78,400
Gartmore Nationwide Small Cap Fund(49)†	11,000		*	11,000
Gas Partners LP	3,000		*	3,000
Geary Partners LP	19,500		*	19,500
George Weiss Associates Inc. Profit Sharing Plan(50)†	225,000		*	225,000
GMF Global Natural Resources Fund†	9,000		*	9,000
Goldman Sachs Asset Management Foundation(15)†	2,385		*	2,385
Goldman, Sachs & Co.(51)††	625,000		*	625,000
Goldsmith Family Foundation Inc.	6,900		*	6,900
Goldsmith Family Investments LLC	5,100		*	5,100
Goldstein, Robert B. & Candy K., Tenants-in-Common	2,800		*	2,800
Golush, David	2,000		*	2,000
Golzar, Fardin	3,000		*	3,000
Gracie Capital International II, Ltd.(52)	8,942		*	8,942
Gracie Capital International Ltd.(52)	50,269		*	50,269
Gracie Capital LP(52)	100,289		*	100,289
Grech, James Charles(53)	1,562		*	1,562
Greenwich Street Series Capital and Income Fund	3,900		*	3,900
Gruber & McBain International(54)	11,000		*	11,000
Guggenheim Portfolio Company XIX LLC(55)	35,000		*	35,000
Haddad Family Trust	10,000		*	10,000
Hammond, John F. & Wiegand, Christy C.(56)	12,500		*	12,500
Harbour Holdings Ltd.	5,000		*	5,000
Hare & Co. F/B/O JHIC Vermont — Hallmark Cards Inc. (57)†	5,435		*	5,435
Hare & Co. F/B/O John Hancock Balanced Fund(57)†	39,880		*	39,880
Hare & Co. F/B/O John Hancock Large Cap Equity Fund (57)†	245,095		*	245,095
Hare & Co. F/B/O John Hancock Large Cap Intrinsic Value Fund(57)†	2,415		*	2,415

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

Hare & Co. F/B/O John Hancock Small Cap Intrinsic Value Fund(57)†	1,610		*	1,610
Hare & Co. F/B/O John Hancock Small Cap Opportunity Account(57)†	975		*	975
Hare & Co. F/B/O John Hancock TOH1 — Large Cap Equity Fund 4C(57)†	4,590		*	4,590
Hartford Series Fund NC — Hartford Midcap HLS Fund (21)	314,900		*	314,900
HCM/Z Special Opportunities LLC(58)†	13,395		*	13,395
HFR HE Beryllium Fund(59)	32,800		*	32,800
HFR HE Financial II Master Trust	14,900		*	14,900
HFR HE Systematic Master Trust	42,600		*	42,600
HG Holdings II Ltd.(60)	76,875		*	76,875
HG Holdings Ltd.(60)	363,750		*	363,750
Hicks, Caroline	7,500		*	7,500
High, Joanne A. & Roger W.	900		*	900
Highbridge Event Driven/Relative Value Fund LP(61)	34,615		*	34,615
Highbridge Event Driven/Relative Value Fund Ltd.(61)	240,385		*	240,385
Highbridge International LLC(61)	225,000		*	225,000
Hirsch, Catherine	1,000		*	1,000
Hirschorn, Martin	45,000		*	45,000
Hoffman, Thomas P. & Karen J.(62)	937		*	937
Holladay, Wallace F. Jr.	3,500		*	3,500
Holt, Jack A.(63)	14,062		*	14,062
Howard C. Bluver	1,500		*	1,500
Howard, Jeffrey H. & Brenda H.	2,800		*	2,800
HSBC Guyerzeller Trust Co as Trustee of The Green Forest Trust	4,251		*	4,251
Hughes, Thomas	2,000		*	2,000
Hunter Global Investors Fund I L.P.(60)	178,125		*	178,125
Hunter Global Investors Fund II L.P.(60)	6,250		*	6,250
Huthwaite, Daniel & Constance	2,800		*	2,800
IL Hedge Investments LLC	15,000		*	15,000
ING Columbia Small Cap Value II Portfolio(133)†	2,686		*	2,686
Institutional Benchmarks Master Fund Ltd.(29)†	7,910		*	7,910
Investors of America, Limited Partnership(64)†	215,000		*	215,000
Ironman Energy Capital LP	20,000		*	20,000
Irwin, Hale	3,000		*	3,000
ITT Hartford Mutual Fund Inc. — The Hartford Mid Cap (21)	345,200		*	345,200
JAM Investments, LLC(66)	2,800		*	2,800
Jana Master Fund Ltd.(67)	273,900		*	273,900
JCK Partners Opportunities Fund Ltd.(68)	1,600		*	1,600

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

Jennison Natural Resources Fund Inc.(69)†	96,200		*	96,200
Jennison Small Company Fund Inc.(69)†	59,800		*	59,800
Jennison Utility Fund(69)†	404,200		*	404,200
John A. Hartford Foundation Inc.(15)	13,900		*	13,900
Johnson Revocable Living Trust dtd 5/14/98(70)	9,000		*	9,000
Johnson Value Partners LP(71)	5,000		*	5,000
Jon D. & Linda N. Gruber Trust	15,000		*	15,000
Kantarian, Harry K.	10,000		*	10,000
Kayne Anderson Energy Infrastructure Fund LP(72)†	12,700		*	12,700
Kayne Anderson Energy Total Return Fund(72)†	143,100		*	143,100
Kayne Anderson Midstream Energy Fund, Ltd.(72)†	21,100		*	21,100
Kayne Anderson MLP Fund LP(72)†	93,100		*	93,100
Kettler, Robert C.	7,500		*	7,500
King Investment Advisors, Inc.(73)	7,000		*	7,000
King, Roger E., Separate Property(74)	30,000		*	30,000
Kings Road Investments Ltd.(75)	325,000		*	325,000
Kollins, John A. & Cryan, Mary Ann	1,250		*	1,250
L.H. Rich Companies(76)	5,000		*	5,000
Lagunitas Partners LP(77)	49,000		*	49,000
Lenfest, Brook J.	62,500		*	62,500
Leonard Weinglass, Trustee of the Revocable Trust U/A dtd 6/17/89	4,800		*	4,800
Liebro Partners LLC(78)	2,000		*	2,000
Lifespan Corporation(14)	1,400		*	1,400
Lilly, Peter B. & Brenda E.(79)	12,500		*	12,500
Lippman, Christopher Shaw	6,250		*	6,250
Locke, James & Susan Tenants by their Entirety	15,500		*	15,500
Lubert, Ira	45,000		*	45,000
Luterman, D. William	6,250		*	6,250
M J Murdock Charitable Trust(80)	48,500		*	48,500
M.A. Deep Event, Ltd.	53,613		*	53,613
Mason Capital Ltd	20,700		*	20,700
Mavian Inc(15)	580		*	580
May, Matthew	2,800		*	2,800
May, Richard A. & Dana D.	2,800		*	2,800
McCaffrey, James J. & Terry Ann	2,187		*	2,187
McCleary, Dale L.	6,000		*	6,000
McCleary, Ryan C	4,000		*	4,000
McCorkindale, Douglas H.	7,500		*	7,500
McFarland, Joan O.	600		*	600
Meijer Inc. Pension Plan(15)	12,360		*	12,360
MetLife Post Retirement Benefits (PRB)(14)	1,300		*	1,300

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

Metropolitan Series Fund, Inc. — Small Cap Value Fund(8)	212,200		*	212,200
Metropolitan Series Fund, Inc. — Aggressive Growth Fund(8)	77,500		*	77,500
Miami University Endowment	2,050		*	2,050
Miami University Foundation	2,610		*	2,610
Millennium Partners LP(81)†	200,000		*	200,000
Mills, Alvin Jackson Jr.	3,000		*	3,000
Ministers & Missionaries Benefit Board of American Baptist Churches(8)	9,900		*	9,900
MM & B Holdings(82)	15,000		*	15,000
Modern Capital Fund LLC(83)	25,000		*	25,000
Moeser, James IRA Rollover	2,800		*	2,800
Morgan, Claude D.(84)	1,000		*	1,000
Mulberry Master Fund Ltd	5,000		*	5,000
Mutual Beacon Fund(43)	443,000		*	443,000
Mutual Beacon Fund (Canada)(43)	49,000		*	49,000
Mutual of America Investment Corporation Aggressive Equity Fund (130)†	67,070		*	67,070
Mutual of America Institutional Funds, Inc. Aggressive Equity Fund (131)†	3,520		*	3,520
Mutual of America Investment Corporation Mid Cap Value Fund(130)†	2,360		*	2,360
Mutual of America Investment Corporation All America Fund(130)†	17,650		*	17,650
Mutual of America Institutional Funds, Inc. All America Funds(131)†	2,180		*	2,180
Mutual of America Investment Corporation Small Cap Value Fund(130)†	7,220		*	7,220
National Grid USA(8)	6,000		*	6,000
Natural Resources Portfolio of the Prudential Series Fund, Inc.(69)†	89,800		*	89,800
Neal, Jeffrey Todd	11,188		*	11,188
Neese Family Equity Investments Ltd	2,645		*	2,645
Niagara Mohawk Power(8)	4,500		*	4,500
Nicholson, Nicholas G and Charlotte A	1,250		*	1,250
Nusrala, Edward J. IRA(85)	10,000		*	10,000
Nutmeg Partners, LP†	16,000		*	16,000
Oz Master Fund, Ltd.(86)	611,133		*	611,133
Panther Partners LLC	40,000		*	40,000
Park West Investors LLC(87)	90,556		*	90,556
Park West Partners International LTD(87)	20,344		*	20,344
Pennsylvania Municipal Retirement System	14,900		*	14,900
Perennial Investors LLC(88)	145,000		*	145,000

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

Peterson Investment Trust	40,000		*	40,000
PHS Bay Colony Fund LP†	7,000		*	7,000
PHS Patriot Fund, LP†	3,500		*	3,500
PIMCO Flex-Cap Value(89)	50,000		*	50,000
Pioneer Funds US Small Companies (LUX)(90)	35,300		*	35,300
Pioneer Small Cap Value Fund(90)	192,100		*	192,100
Pioneer Small Cap Value II VCT Portfolio(90)	11,900		*	11,900
Pioneer Small Cap Value VCT Portfolio(90)	8,014		*	8,014
Pohanka Oldsmobile Inc.(91)	40,000		*	40,000
Pohanka Virginia Properties(91)	55,000		*	55,000
Pohanka, Geoffrey	50,000		*	50,000
Polhill, Ferial	3,800		*	3,800
Precept Capital Master Fund GP(92)	22,000		*	22,000
Presidio Partners(93)	24,700		*	24,700
Prism Offshore Fund Ltd.(95)	21,000		*	21,000
Prism Partners LP(95)	12,000		*	12,000
Prism Partners QP LP(95)	7,000		*	7,000
Ralph & Debbie Pastore Pension Plan TTEES	4,000		*	4,000
Raytheon Combined DB/DC Master Trust(14)	3,000		*	3,000
Raytheon Master Pension Trust(14)	8,200		*	8,200
Raytheon Master Pension Trust #2(14)	2,000		*	2,000
Reilly, John D.(135)	6,250		*	6,250
Richard S. Bodman Revocable Trust dtd 9/1/1998 TTEE	3,500		*	3,500
Richey, P. Jerome & Cynthia K.(96)	2,000		*	2,000
RL Capital Partners(97)†	500		*	500
RNR II LP(98)	150,600		*	150,600
RNR III (Offshore) Ltd.(98)	21,200		*	21,200
RNR III LP(98)	45,400		*	45,400
Rockbay Capital Fund, LLC(94)	4,400		*	4,400
Rockbay Capital Institutional Fund, LLC(94)	68,909		*	68,909
Rockbay Capital Offshore Fund, Ltd.(94)	201,691		*	201,691
Rothstein, Allan P.	40,000		*	40,000
Rothstein, Steven	20,000		*	20,000
Royal Bank of Canada	225,000		*	225,000
Salomon Brothers Capital & Income Fund(99)	58,100		*	58,100
Saratoga Capital LLC	25,000		*	25,000
Scheller, Walter J.(136)	6,250		*	6,250
Schiro, Robert G.	60,000		*	60,000
Scudder Dreman Small Cap Fund(100)	188,100		*	188,100
SF Capital Partners Ltd.(101)	100,000		*	100,000
Smith Barney Capital & Income Fund(99)	135,500		*	135,500

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

South Ferry Building Company LP(102)	137,000		*	137,000
Spring Street Partners LP	10,000		*	10,000
SRI Fund LP	13,500		*	13,500
St. Louis Archdiocesan Fund(8)	5,100		*	5,100
State Farm Variable Product-Small Cap Equity(30)†	5,600		*	5,600
Steuart Investment Company(103)	19,000		*	19,000
Sucaba CRUT Partners(127)	32,500		*	32,500
Sucaba Partners(127)	97,500		*	97,500
Sun Capital Advisors Trust(13)	11,300		*	11,300
Susan J. Pohanka Declaration of Trust(104)	30,000		*	30,000
Susan Pohanka Schantz Grantor Retained Annuity Trust	17,000		*	17,000
SVS Asset Management LLC(15)	1,575		*	1,575
SVS Scudder Dreman Small Cap Value Portfolio(100)	111,900		*	111,900
Syme, J. Anthony & Phyllis K.	1,500		*	1,500
Szymanski, Joseph	5,300		*	5,300
T. Ferguson Locke IRA†	6,250		*	6,250
Tamar Ben-Dov Trust	25,000		*	25,000
Taube Family Trust(15)	725		*	725
Tetra Capital Partners LP(105)	10,000		*	10,000
The Coast Fund, L.P.(132)	11,025		*	11,025
The Northwestern Mutual Life Insurance Company(106)†	500,000		*	500,000
The WHX Pension Plan Trust	25,000		*	25,000
Theil, John D.	1,500		*	1,500
Third Avenue Trust on behalf of Third Avenue Small Cap Value Fund Series(107)†	405,000		*	405,000
Thomas D. Hogan IRA R/O	480		*	480
Tiger Veda Global(129)	100,000		*	100,000
Touradji Global Resources Master Fund Ltd(108)	691,300		*	691,300
Toro, Andres E.	12,500		*	12,500
Treaty Oak Ironwood(16)	9,918		*	9,918
Treaty Oak Master(16)	8,423		*	8,423
Tribeca Global Investments Ltd.(109)†	645,000		*	645,000
TW Partners Ltd.	8,500		*	8,500
Twin Offshore Ltd	150		*	150
Twin Securities LP	350		*	350
United Capital Management, Inc.(110)	25,000		*	25,000
University of Cincinnati Foundation(8)	3,900		*	3,900
University of Mississippi Endowment(111)	1,425		*	1,425
University of Mississippi Foundation(111)	6,840		*	6,840
University of Mississippi Medical Center(111)	1,365		*	1,365

	Shares of Common Stock Beneficially Owned
	Prior to Offering			Number of Shares of
	Number of			Common Stock that
Name of Selling Stockholder	Outstanding Shares	Percent		may be Sold in Offering

VentureSim Inc.(112)	3,000		*	3,000
Vestal Venture Capital(113)	100,000		*	100,000
Walker Smith Capital (QP) LP(114)	31,500		*	31,500
Walker Smith Capital LP(114)	5,600		*	5,600
Walker Smith International Fund Ltd.(114)	44,200		*	44,200
Walsh, Terence X. & Altmeyer, V. Cameron	10,000		*	10,000
Wasatch Heritage Growth Fund(115)	78,875		*	78,875
Wasatch Small Cap Value Fund(115)	329,265		*	329,265
Western Reserve Master Fund, LP	40,000		*	40,000
Westfield Life Sciences Fund II LP(116)	266,000		*	266,000
Westfield Life Sciences Fund LP(116)	49,000		*	49,000
Wexford Catalyst Investors LLC(117)	135,000		*	135,000
Wexford Spectrum Investors LLC(117)	165,000		*	165,000
Wiegers & Co. LLC	7,500		*	7,500
William A. Hazel Revocable Trust	7,500		*	7,500
William K. Warren Foundation(118)	40,000		*	40,000
Williams, Joseph Theodore(134)	5,000		*	5,000
Wolfson, Aaron	10,000		*	10,000
Wolfson, Abraham	5,000		*	5,000
Wood & Co.(119)	150,000		*	150,000
Wooster Capital LP(65)	190,400		*	190,400
Wooster Offshore Fund(65)	384,600		*	384,600
WS Opportunity Fund (QP) LP(120)	5,400		*	5,400
WS Opportunity Fund International Ltd(120)	7,800		*	7,800
WS Opportunity Fund LP(120)	5,500		*	5,500
Y & H Soda Foundation	5,670		*	5,670
York Capital Management LP(121)	33,250		*	33,250
York Credit Opportunities Fund, LP(121)	30,800		*	30,800
York Global Value Partners, LP(121)	43,100		*	43,100
York Investment Limited(121)	142,850		*	142,850
York, John	15,937		*	15,937
Zajdel, Daniel J.(122)	25,000		*	25,000
Zander Capital Management LLC(126)	50,000		*	50,000
Ziff Asset Management(123)	300,000		*	300,000
Zimmerman, Yale	2,000		*	2,000
Zirkin, Harold	5,000		*	5,000

*	Percentage of shares of common stock beneficially owned does not exceed one percent

†	Broker-dealer affiliate.

††	Broker-dealer

1.	2003 Houston Energy Partners is a limited partnership that holds the shares of CNX Gas Corporation. Stephen H. Pouns and John E. Olson are the Managing Partners of the General Partner of 2003 Houston Energy Partners,

and as such are authorized to vote the shares of CNX Gas Corporation. In addition, Messers. Pouns and Olson have authority to perform such activities that are appropriate for the conduct of business of the partnership.

2.	Hannah Flournoy Buchan has sole voting and investment power over the shares held by this selling stockholder in her capacity as the portfolio manager of the selling stockholder and an employee of Hunter Global Investors L.P. (“Hunter”), the investment manager of this selling stockholder. Hunter has delegated such power to Mrs. Buchan. The foregoing should not be construed in and of itself as an admission by Mrs. Buchan of beneficial ownership of the shares.

3.	The controlling entity of ADAR Investment Fund Ltd (the “Fund”) is ADAR Investment Management LLC, a Delaware limited liability company which serves as investment manager to the Fund (the “Investment Manager”). The Investment Manager is controlled by Abby Flamholz and Yehuda Blinder, who serve as managers of the Investment Manager and, through family trusts, are the beneficial owners of the Investment Manager.

4.	Advisory Research, Inc. (“ARI”) is the general partner and investment manager of the Advisory Research Energy Fund, LP. ARI, Brien M. O’Brien and David B. Heller exercise voting and dispositive power of the securities held by the Advisory Research Energy Fund, LP. ARI, Brien M. O’Brien and David B. Heller disclaim beneficial ownership of the securities held by the Advisory Research Energy Fund, LP. ARI has designated authorized signatories who will sign on behalf of the Advisory Research Energy Fund, LP, the selling stockholder. Brien M. O’Brien, President, and David B. Heller, CEO, are executive officers of ARI.

5.	Angelo, Gordon & Co., L.P. is the investment manager of AG CNG Fund, L.P., AG MM, L.P., AG Princess, L.P., AG Super Fund International Partners, L.P. and AG Super Fund, L.P. and exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of the shares. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon & Co., L.P. Each of Angelo, Gordon & Co., L.P. and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by each of these entities.

6.	AIM Advisors, Inc. has voting and dispositive power over these shares.

7.	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to the Selling Securityholder (beneficial owner). By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the Selling Securityholder. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov (“Filimonov”) and Dimitri Sogoloff (“Sogoloff”) are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the Selling Securityholder. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock.

8.	Blackrock Advisors Inc. shares voting and dispositive power with respect to the securities held by these selling stockholders.

9.	Ken S. Perry is the President of Allied Funding, Inc. and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

10.	Axia Capital Management, LLC is the Investment Adviser of Alpha US Sub Fund I, LLC and Axia Offshore Partners Ltd. and is responsible for all management and investment decisions made on behalf of Alpha US Sub Fund I, LLC and Axia Offshore Partners Ltd. Raymond Garea is the controlling member of Axia Capital Management, LLC and has sole voting and dispositive power over these securities.

11.	Amaranth Advisors L.L.C., the Trading Adviser for Amaranth LLC, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amaranth LLC, the selling stockholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

12.	Amber Capital LP is the registered Investment Adviser of Amber Master Fund (Cayman) SPC. The fund holds the Company’s stock solely for investment purposes, with no intent to control the business of affairs of the Company. Joseph Oughourlian and Michael Brogard are the Managing Partners of Amber Capital LP.

Amber Capital LP has voting and investment power over the shares and therefore can be deemed to have beneficial ownership over the securities held by the selling stockholders.

13.	The selling stockholder shares voting and dispositive power with Capital Research and Management Company.

14.	State Street Research & Management Company shares voting and dispositive power with respect to the securities held by these selling stockholders.

15.	Wasatch Advisors, Inc. is the investment adviser to Wasatch Funds, Inc., a registered investment company comprised of a series of funds under the Investment Company Act of 1940, and to a number of private separate client accounts which are the beneficial owners of the Company’s stock. The funds and private accounts hold the Company’s stock solely for investment purposes, with no intent to control the business or affairs of the Company. John Mazanec or another designee of Wasatch Advisors, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholders.

16.	Robert H. Alpert, acting as Managing Partner, has sole voting power and investment power with respect to 245,000 shares owned by the selling shareholders, and Robert H. Alpert, Aaron R. Stanley and Treaty Oak have shares voting and investment power with respect to the remaining 1,659 shares owned by the selling shareholders.

17.	Balyasny Asset Management L.P. as the Investment Manager for Atlas Master Fund, Ltd. exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Balyasny Asset Management L.P. has designated authorized signatories who will sign on behalf of Atlas Master Fund, Ltd. Dmitry Balyasny is the beneficial owner of Balyasny Asset Management L.P.

18.	Avenue Capital Management II, L.P., the investment manager for Avenue Event Driven Master Fund, Ltd, exercises investment discretion with respect to the shares and as such may be deemed to have beneficial ownership of such shares. Avenue Capital Management II, L.P. has Avenue Capital Management II GenPar, LLC, as its General Partner, and Marc Lasry and Sonia Gardner, as its limited partners. The General Partner can act on behalf of Avenue Capital Management II, L.P. Marc Lasry is a Managing Member of Avenue Capital Management II GenPar, LLC and Sonia Gardner is a Member of the entity. Both Marc Lasry and Sonia Gardner are authorized signatories for this entity.

19.	Axia Capital Management LLC is the general partner of Axia Partners Qualified, LP and Axia Partners, LP. Raymond Garea is the controlling member of Axia Capital Management LLC and has sole voting and dispositive power over these securities.

20.	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Fund Ltd. and Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

21.	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by its client’s accounts.

22.	J. Steven Emerson is the sole beneficiary of the self directed account and the self directed IRA and consequentially has voting control and dispositive power over the securities held by Bear Stearns Securities Corp., custodian f/b/o Steven Emerson IRA R/O II.

23.	CastleRock Asset Management, Inc. acts as advisor to the selling stockholder. In making its investment decisions CastleRock Asset Management Inc. will rely on Paul P. Tanico and Ellen H. Adams, the principals of CastleRock Asset Management Inc., which acts as investment manager to CastleRock Fund LTD. Mr. Tanico and Ms. Adams have sole responsibility for all voting and investment decisions.

24.	Omega Advisors, Inc., acts as investment adviser for the selling shareholder. Leon Cooperman is the President of Omega Advisors, Inc., and exercises voting and dispositive powers with respect to the shares owned by the selling shareholder.

25.	BPAM has sole voting and investment power over shares of common stock of the Company acting in its capacity as investment adviser on behalf of various of its accounts, none of which is a natural person.

26.	Boston Provident, L.P. is the general partner of Boston Provident Partners, L.P. and BP Institutional Partners, L.P. Orin S. Kramer is the general partner of Boston Provident, L.P. and has sole voting and dispositive power over these securities.

27.	Includes 250,000 shares of Common Stock held by Brookside Capital Partners Fund, L.P., a Delaware limited partnership, whose sole general partner is Brookside Capital Partners, L.P., whose sole general partner is Brookside Capital Management, LLC. Mr. Domenic J. Ferrante is the sole managing member of Brookside Capital Management, LLC and accordingly may be deemed to beneficially own the shares held by Brookside Capital Partners Fund, L.P.

28.	Richard S. Strong has voting and dispositive power with respect to the securities held by this selling stockholder.

29.	Canyon Capital Advisors LLC is the investment adviser for this selling securityholder and exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner.

30.	Capital Guardian Trust Company (“Capital Guardian”) serves as investment adviser to the entity listed and therefore may be deemed to be the beneficial owner of the shares listed. Capital Guardian is a registered investment adviser under the Investment Advisers Act of 1940 and annually files with the Securities Exchange Commission a Form ADV, which lists its executive officers.

31.	Sandell Asset Management Corp. (“SAMC”), is the investment manager of Castlerigg Master Investments Ltd. (“Master”). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“Holdings”). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

32.	Paul P. Tanico and Ellen H. Adams, the managing members of the general partner of the selling stockholder and principals of CastleRock Asset Management Inc., the advisor to the selling stockholder, have direct responsibility for all voting and investment decisions.

33.	Crestview Capital Partners, LLC controls Crestview Capital Master, LLC. The power to vote or dispose of the shares beneficially owned by Crestview Capital Master, LLC is shared by Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom disclaim beneficial ownership of the shares of Common Stock beneficially owned by Crestview Capital Master, LLC.

34.	Richard A. Horstmann is the managing member of Cutchogue Point AP LLC and has sole voting and dispositive power over these securities.

35.	D.B. Zwirn & Co., L.P. is the trading manager of D.B. Zwirn Special Opportunities Fund, Ltd. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholder.

36.	D.B. Zwirn & Co., L.P. is the manager of D.B. Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholder. D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described. The foregoing should not be construed in and of itself as an admission by any Selling Stockholder as to beneficial ownership of shares of Common Stock owned by another Selling Stockholder.

37.	Deephaven Capital Management LLC (“Deephaven”) is the investment adviser to this selling shareholder, and Matthew Halbower is the Portfolio Manager at Deephaven who manages the selling shareholder. By virtue of his position with Deephaven, Mr. Halbower is deemed to hold investment power and voting control over the shares held by this selling shareholder. Each of Deephaven and Mr. Halbower disclaims any beneficial ownership of such shares.

38.	Eton Park Capital Management, L.P. is the investment adviser for Eton Park Master Fund, Ltd. and Eton Park Fund, L.P. and is deemed to hold investment power and voting control over the shares held by these selling shareholders.

39.	Robert G. Schiro is the General Partner of Far West Capital Management, LP, which is the General Partner of this selling shareholder. By virtue of his position with Far West Capital Management, LP, Mr. Schiro is deemed to hold investment power and voting control over the shares held by this selling shareholder.

40.	Ramzi Selkaly has voting and investment power over the shares that this selling stockholder beneficially owns.

41.	The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 673,100 shares of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

42.	Daniel S. Och, senior managing member of OZ Management, LLC, which is the investment manager of the selling stockholder, may be deemed to have voting and investment power over the shares that this selling stockholder beneficially owns.

43.	Pursuant to an investment advisory contract with Franklin Mutual Advisers, LLC (“FMA”), FMA has sole investing and voting control over the securities beneficially owned by these selling stockholders. FMA disclaims beneficial ownership of such securities.

44.	FrontPoint Energy Horizons Fund GP, LLC is the general partner of FrontPoint Energy Horizons Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Energy Horizons Fund GP, LLC and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the Board of Managers of FrontPoint Partners LLC and are members of its Management Committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Energy Horizons Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

45.	FrontPoint Utility and Energy Fund GP, LLC is the general partner of FrontPoint Utility and Energy Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Utility and Energy Fund GP, LLC and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the Board of Managers of FrontPoint Partners LLC and are members of its Management Committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Utility and Energy Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

46.	Fundamental Investors, Inc. is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company (“CRMC”), an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to Fundamental Investors, Inc. In that capacity, CRMC is deemed to be the beneficial owner of shares held by Fundamental Investors, Inc.

47.	Todd Deutsch, as Portfolio Manager, has sole voting and investment power with respect to the shares owned by Galleon Captain’s Offshore Ltd. and Galleon Captain’s Partners LP. Michael Curtis, as Portfolio Manager, has sole voting power and investment power with respect to the shares owned by Galleon Admiral’s Offshore Ltd.

48.	Gardner Lewis Asset Management, LP, the Investment Adviser for Gardner Lewis Fund, LP, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Gardner Lewis Partners, LLC, the general partner of the Gardner Lewis Fund, LP has designated authorized signatories who will sign on behalf of Gardner Lewis Fund, LP, the selling stockholder. W. Whitfield Gardner is the managing member of Gardner Lewis Partners, LLC.

49.	Gartmore Mutual Fund Capital Trust is the investment adviser to Gartmore Mutual Funds, a registered investment company comprised of a series of funds under the Investment Company Act of 1940 which are the beneficial owners of the Company’s stock. The funds hold the Company’s stock solely for investment purposes, with no intent to control the business or affairs of the Company. William Gerlach or another designee of Gartmore Mutual Fund Capital Trust has voting and investment power over the shares that this selling stockholder beneficially owns. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholders.

50.	George A. Weiss is the trustee of the George Weiss Associates, Inc. Profit Sharing Plan and thus has voting and dispositive power over investments in the plan. Steven C. Kleinman, Senior Vice President and Attorney in Fact, has authority under the power of attorney to purchase the securities.

51.	Goldman, Sachs & Co. is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. The securities are held by various business units within Goldman, Sachs & Co. No individual within Goldman, Sachs & Co. has sole voting and investment power with respect to the securities.

52.	Daniel Nir, the Managing Member of P&S Capital Partners, LLC, the general partner of this selling stockholder has voting and investment authority over the shares held by this selling stockholder.

53.	Mr. Grech has served as the Vice President — Energy from January 1, 2003 to February 20, 2004, the Vice President — Appalachian Gas and Energy Marketing from February 20, 2004 to August 15, 2005 and the Senior Vice President — Marketing of CONSOL Energy since August 15, 2005.

54.	Gruber & McBaine Cap Mgmt. the investment adviser has voting and dispositive power of security. As managers of Gruber & McBaine Cap Mgmt., Jon D. Gruber and Linda W. Gruber oversee investment activity. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholder.

55.	William Muggia has voting and investment power over the shares that this selling stockholder beneficially owns.

56.	Mr. Hammond is Assistant General Counsel of CNX Gas.

57.	John Hancock Advisers LLC, the trading adviser for the John Hancock Balanced Fund, John Hancock Large Cap Equity Fund, John Hancock Large Cap Intrinsic Value Fund, John Hancock Small Cap Intrinsic Value Fund and John Hancock Small Cap Opportunity Account, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. John Hancock Advisers LLC has designated authorized signatories who will sign on behalf of these funds, the selling stockholder. Ismail Gunes is VP, Investment Operations & Performance, of John Hancock Advisers LLC. Sovereign Asset Management LLC, the trading adviser for the John Hancock TOHI — Large Cap Equity Fund 4C and JHIC Vermont — Hallmark Cards Inc, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Sovereign Asset Management LLC has designated authorized signatories who will sign on behalf of these two funds, the selling stockholder. Ismail Gunes is VP, Investment Operations & Performance, of Sovereign Asset Management LLC.

58.	D.B. Zwirn & Co., L.P. is the trading manager of HCM/Z Special Opportunities LLC. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholder.

59.	Ramsay Asset Management, LLC the Trading Manager for the HFR HE Beryllium Fund, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Russ Ramsey is Chairman and CEO of Ramsey Asset Management, LLC. Mr. Ramsey is deemed to hold investment power and voting control over the shares held by this shareholder.

60.	Duke Buchan III is the Chief Investment Officer of Hunter Global Investors L.P., the investment manager of this selling stockholder, and has sole voting and investment power over the shares held by this selling stockholder. The foregoing should not be construed in and of itself as an admission by Mr. Buchan of beneficial ownership of the shares.

61.	Highbridge Capital Management, L.L.C., the Trading Advisor for this selling shareholder, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Highbridge Capital Management, L.L.C. has designated authorized signatories who will sign on behalf of the selling stockholder. Glenn Dubin and Henry Swieca are co-chief executive officers of Highbridge Capital Management, L.L.C.

62.	Mr. Hoffman has served as the Vice President — Investor and Public Relations from April 1, 2002 to August 15, 2005 and the Vice President External Affairs of CONSOL Energy Inc. since August 15, 2005.

63.	Mr. Holt has served as Vice President — Safety, H.R. and Organizational Development from April 1, 2002 to January 1, 2004, the Vice President Safety and H.R. from January 1, 2004 to November 1, 2004 and the Senior Vice President — Safety of CONSOL Energy Inc. since November 1, 2004.

64.	James Dierberg has voting and investment power over the shares that this selling stockholder beneficially owns.

65.	David Steinhardt holds the sole power to vote and dispose of the securities held by this selling stockholder.

66.	JAM Investments, LLC exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. JAM Investments, LLC has designated authorized signatories who will sign on its behalf, the selling stockholder. Joseph S. Galli is the authorized member of JAM Investments, LLC.

67.	JANA Partners, LLC, a Delaware limited liability company, is a private money management firm which holds the Company’s common stock in various accounts under its management and control. The principals of JANA Partners LLC are Barry Rosenstein and Gary Claar.

68.	Sole voting and dispositive power of the securities held by the selling stockholder is held by JCK Partners, L.P. as investment manager and therefore, JCK Partners, L.P. may be deemed to be a beneficial owner of such securities.

69.	Jennison Associates LLC serves as investment adviser with the power to direct the vote and to dispose of all the securities held by these selling stockholders listed above, and may be deemed to be the indirect beneficial owner of such securities. Jennison Associates LLC expressly disclaims beneficial ownership of such shares.

70.	Richard J. Johnson is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

71.	Steven R. Johnson holds sole voting and dispositive power over the securities held by this selling stockholder.

72.	Voting and dispositive power of these shares is shared with Richard A. Kayne as controlling party of the selling stockholder.

73.	Roger E. King has voting and investment power over the shares that this selling stockholder beneficially owns.

74.	Roger E. King, the Chief Investment Officer of King Investment Advisors, Inc., the investment adviser to the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

75.	Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investments Ltd. (the “Investment Managers”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. Alexander Jackson, Reade Griffith and Paddy Dear control the Investment Managers. The Investment Managers, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

76.	Steven Spector has voting and investment power over the shares that this selling stockholder beneficially owns.

77.	Gruber & McBaine Cap Mgmt. as the general partner have voting and dispositive power of security. As Gruber & McBaine Cap Mgmt. managers, Jon D. Gruber and J. Patterson McBaine oversee investment activity. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholder.

78.	Ronald Liebowitz is the managing member of Liebro Partners, LLC, the selling stockholder. By virtue of his position with the selling stockholder, Mr. Liebowitz is deemed to hold investment power and voting control over the shares held by this selling stockholder.

79.	Mr. Lilly has served as Chief Operating Officer of CONSOL Energy Inc. since October 2002.

80.	Gardner Lewis Asset Management, LP, the Investment Adviser of this selling shareholder, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. W. Whitfield Gardner and John L. Lewis, IV are the controlling Partners of Gardner Lewis Asset Management, and by virtue of this position, are deemed to hold investment power and voting control over the shares.

81.	Millennium Management, L.L.C., a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P.

82.	The natural person with voting and investment decision power for the selling stockholder is Bryan Ezralow.

83.	Dennis Mykytyn has voting and investment power over the shares that this selling stockholder beneficially owns.

84.	Mr. Morgan served as Vice President — Gas Operations of CONSOL Energy Inc. from April 1, 2002 to August 15, 2005 when he became the Vice President — Gas Operations of CNX Gas Corporation.

85.	Edward Nursala has sole voting and dispositive power with respect to the securities held by this selling stockholder.

86.	OZ Management, LLC is the Investment Manager of OZ Master Fund, Ltd. Daniel S. Och is the Senior Managing Member of OZ Management, LLC and in that role may be deemed to have sole voting and dispositive power over these shares.

87.	Peter S. Park is the Principal of Park West Asset Management, LLC, which is the manager of this selling stockholder. By virtue of his position with the investment manager member, Mr. Park is deemed to hold investment power and voting control over the shares held by this selling stockholder.

88.	Perennial Investors, LLC, exercises dispositive powers with respect to 145,000 shares of CNX Gas and as such may be deemed to have beneficial ownership of such shares. Christopher J Heintz is the managing member of Perennial Investors, LLC.

89.	This selling stockholder has delegated full authority to Nicholas-Applegate Capital Management as investment adviser over these securities, including full voting and dispositive power. Nicholas-Applegate Capital Management (“NACM”) is a registered investment adviser under the Investment Adviser’s Act of 1940. The Chief Investment officer of Nicholas-Applegate Capital Management is Horace A. Valelaras who in such capacity has outright authority over all portfolio managers at NACM. NACM’s proxy committee set policies on the voting of all of Nicholas-Applegate’s clients’ securities to be voted on by NACM.

90.	Pioneer Investment Management, Inc. (“PIM”), the selling stockholder’s investment adviser, has or shares voting and dispositive power with respect to these securities. PIM is a privately held company the sole shareholder of which is Pioneer Investment Management USA Inc. (“PIMUSA”). The sole shareholder of PIMUSA is a private Italian company called Pioneer Global Asset Management S.p.A. (“PGAM”). The parent company of PGAM is UniCredito Italiano S.p.A., a publicly traded Italian bank. Terrence Cutler is senior counsel and Assistant Vice-President of PIM and therefore is deemed to hold investor power and voting control over the shares held by the selling stockholders.

91.	John J. Pohanka and Jeff Pohanka, as members of Pohanka Virginia Properties, a limited liability company, and officers of Pohanka Oldsmobile Inc., have voting and investment power over the shares beneficially owned by these selling shareholders. Rich Harris, an officer of Pohanka Oldsmobile, also has voting and investment power over the shares owned by Pohanka Oldsmobile.

92.	Power to vote or dispose of the shares is held by D. Blair Baker, as president of Precept Management, LLC, which entity is the general partner of Precept Capital Management, L.P., which entity is the agent of Precept Capital Master Fund, G.P.

93.	William J. Brady and Van L. Brady are the general partners of Presidio Partners, LP and as such are deemed to hold investment power and voting control over the shares held by this selling stockholder.

94.	Rockbay Capital Management, LP serves as the investment adviser to the selling stockholder. RCM Advisors, LLC is the general partner of Rockbay Capital Management, LP. For RCM Advisors, LLC, Atul Khanna serves as the Chief Executive Officer and Manager, and Jonathan Baron serves as a Senior Managing Director, both of whom exercise control over its business activities. By virtue of their positions with the investment adviser, Mr. Khanna and Mr. Baron are deemed to hold investment power and voting control over the shares that this selling stockholder beneficially owns.

95.	Charles Jobson holds voting and dispositive power over the securities held by this selling stockholder in his capacity as Managing Member of Delta Partners, LLC and Delta Advisors, LLC.

96.	Mr. Richey has served as Vice President and General Counsel of CONSOL Energy Inc. since February 2005.

97.	Ronald M. Lazan is the managing member of RL Capital Management, LLC, which is the general partner of this selling stockholder. By virtue of his position with the general partner, Mr. Lazan exercises investment power and voting control over the shares held by this selling stockholder.

98.	Richard Eng is the Chief Financial Officer of Ramsey Asset Management, LLC which is the Investment Adviser for this selling shareholder. Russ Ramsey is Chairman and CEO of Ramsay Asset Management, LLC. Mr. Ramsey is deemed to hold investment power and voting control over the shares held by this selling shareholder.

99.	Mark McAllister and Michael Sedoy are deemed to have investing and voting control over the securities owned by this selling securityholder.

100.	Nelson Woodard is the Managing Director of Dreman Value Management, which is the investment manager of this selling stockholder. By virtue of his position at Dreman Value Management, Mr. Woodard is deemed to hold investment and voting power over the shares held by this selling stockholder.

101.	Michael A. Roth and Brian J. Stark have voting and dispositive power over all of the shares held by SF Capital Partners Ltd., but disclaim beneficial ownership of such shares.

102.	Zev Wolfson and Abraham Wolfson are the general partners of South Ferry Building Co. They would be deemed to hold the investment power and voting control over their shares.

103.	Carter Steuart and Mike Goheen hold sole voting and dispositive power over the securities held by this selling stockholder.

104.	Susan P. Schantz has voting and investment power over the shares that these selling stockholder beneficially owns. Additionally, Jeff Pohanka also has voting and investment power with respect to the shares owned by the Susan Pohanka Schantz Grantor Retained Annuity Trust.

105.	Tim O’ Toole and Charles Jobson hold voting and dispositive power over the securities held by this selling stockholder as Managing Members of Tetra Capital Management, LLC.

106.	Northwestern Investment Management Company, LLC (“NIMC”) is one of the investment advisers to Northwestern Mutual and is the investment adviser for Northwestern Mutual with respect to the securities listed in this prospectus. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds such securities. Northwestern Mutual currently is the beneficial owner of $40,000,000 principal amount of CONSOL Energy Inc. 7.875% Senior Notes due 2012 (CUSIP No. 20854PAB5). Mason Street Advisors, LLC, a wholly owned company of Northwestern Mutual, is an investment adviser to Northwestern Mutual and certain Northwestern Mutual affiliated entities, and therefore may be deemed to be the indirect beneficial owner that shares voting power/investment power of CONSOL Energy Inc. Common Stock (CUSIP No. 20854P109) currently held by the following Northwestern Mutual-affiliated entities: Mason Street Funds, Inc. — Aggressive Growth Fund (49,700 shares) and Northwestern Mutual Series Fund, Inc. — Aggressive Growth Portfolio (317,600 shares). Northwestern Mutual and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of the Company or its affiliates. However, Northwestern Mutual does not concede that any of the foregoing necessarily constitutes a material relationship under S-K 507 that is required to be disclosed in this prospectus.

107.	Third Avenue Management LLC, (“TAM”), the Investment Adviser for Third Avenue Small-Cap Value Fund, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares, although TAM disclaims such ownership. TAM has designated authorized signatories who will sign on behalf of Third Avenue Small-Cap Value Fund, the selling stockholder. David Barse is the Chief Executive Officer and Vincent Dugan is the Chief Financial Officer of Third Avenue Management LLC.

108.	Touradji Capital Management LP is the investment manager to Touradji Global Resources Master Fund, Ltd. It exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Touradji Capital Management LP has designated authorized signatories who will sign on behalf of Touradji Global Resources Master Fund, Ltd, the selling stockholder. Paul Touradji is the managing member of Touradji Capital Management LP.

109.	Tribeca Global Management LLC, an investment manager for Tribeca Global Investments L.P., exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Tribeca Global Management LLC has designated authorized signatories who will sign on behalf of Tribeca Global Investments L.P., the selling stockholder. Tanya Beder or another designee of Tribeca Global Management LLC has voting and investment power over the shares.

110.	James A. Lustig has voting and investment power over the shares that this selling stockholder beneficially owns.

111.	Castlerock Partners has the power to vote and dispose of the securities held by this selling stockholder.

112.	J.A. Syme, D.P. McDougall, J.H. Szymanski and D.W. Huthwaite hold voting and dispositive power over the securities held by this selling stockholder.

113.	Allan R. Lyons is the managing member and sole owner of 21st Century Strategic Investment Planning, LLC and has dispositive power with respect to the 100,000 shares.

114.	G. Stacy Smith and Reid Walker hold voting and dispositive power over the securities held by this selling stockholder.

115.	Wasatch Advisors, Inc. is the investment adviser to Wasatch Funds, Inc., a registered investment company comprised of a series of funds under the Investment Company Act of 1940, and to a number of private separate client accounts which are the beneficial owners of the Company’s stock. The funds and private accounts hold the Company’s stock solely for investment purposes, with no intent to control the business or affairs of the Company. John Mazanec or another designee of Wasatch Advisors, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholder.

116.	Westfield Capital Management Company, LLC is the Investment Adviser for Westfield Life Sciences Fund LP and Westfield Life Sciences Fund II LP and exercises the dispositive powers with respect to these shares and may be deemed to have beneficial ownership of these shares. William A. Muggia is the President & CIO of Westfield Capital and is also the Director of the two funds previously mentioned.

117.	Wexford Capital LLC by reason of its status as manager of Wexford Catalyst Investors LLC and Wexford Spectrum may be deemed to own beneficially the common stock of which these selling stockholders possess beneficial ownership.

118.	Mark A. Buntz holds sole voting and dispositive power over the securities held by this selling stockholder.

119.	George F. Wood is deemed to hold investment power and voting control over the shares held by this selling shareholder.

120.	G. Stacy Smith, Reid Walker and Patrick Walker hold voting and dispositive power over the securities held by this selling stockholder.

121.	James G. Dinan is deemed to hold voting/dispositive power with respect to the common stock held by the above referenced funds, as he has the ultimate authority to act for those funds. Mr. Dinan is the Senior Managing Member and holder of the controlling interest in Dinan Management, LLC, which is the General Partner of York Capital Management, L.P. Mr. Dinan is the Senior Managing Member and holder of the controlling interest in York Credit Opportunities Domestic Holdings, LLC, which is the General Partner of York Credit Opportunities Fund, L.P. Mr. Dinan is the Senior Managing Member and holder of the controlling interest in York Global Value Holdings, LLC, which is the General Partner of York Global Value Partners, L.P. Mr. Dinan is also a director and holder of the controlling interest in York Offshore Holdings Limited, the Investment Manager for York Investment Limited.

122.	Mr. Zajdel served as the Director — Investor Relations of CONSOL Energy Inc. from October 1, 2000 to August 8, 2005, when he became the Director — Investor Relations and Public Relations of CNX Gas Corporation.

123.	PBK Holdings, Inc. is the general partner of Ziff Asset Management, L.P., and Philip B Korsant is the sole shareholder of PBK Holdings, Inc.

124.	David Williams is the Managing Director of U.S. Trust, which is the Investment Adviser of this selling stockholder. By virtue of his position with U.S. Trust, Mr. Williams is deemed to hold investment power and voting control over the shares held by this selling stockholder.

125.	Charles deVaulx is the Portfolio Manager of First Eagle US Value Fund, and in that role may be deemed to have sole voting and dispositive power over these shares.

126.	Zander Capital Management, LLC, the selling stockholder, has sole voting and investment power over the shares it owns. Stuart A. Quan is the managing member and owner of Zander Capital Management, LLC.

127.	Frank Weil, the Managing Partner, has sole voting and investment power with respect to the shares owned by these selling shareholders.

128.	Dennis Hemme, an officer of Continental Casualty Company, has voting and investment power with respect to the shares owned by this selling shareholder.

129.	Tiger Veda Management, LLC, is the Investment Manager of Tiger Veda Global. Manish Chopra is the managing member of Tiger Veda Management, LLC, and exercises voting and investment power with respect to the shares owned by this stockholder.

130.	Mutual of America Capital Management Corporation is the investment adviser to Mutual of America Investment Corporation, a registered investment company comprised of a series of funds under the Investment Company Act of 1940 that are available as investment vehicles for account balances under variable accumulation annuity contracts and variable life insurance policies issued by Mutual of America Life Insurance Company. Shares of the funds are purchased by the separate accounts of Mutual of America Life Insurance Company. The funds that hold the Company’s stock hold such stock for investment purposes, with no intent to control the business or affairs of the Company. As the investment adviser, Mutual of America Capital Management Corporation has voting and investment power over the shares.

131.	Mutual of America Capital Management Corporation is the investment adviser to Mutual of America Institutional Funds, Inc., a registered investment company comprised of a series of funds under the Investment Company Act of 1940. The funds that hold the Company’s stock hold such stock for investment purposes, with no intent to control the business or affairs of the Company. As the investment adviser, Mutual of America Capital Management Corporation has voting and investment power over the shares.

132.	D.B. Zwirn & Co., L.P. is the manager for this selling stockholder and therefore may be deemed to have beneficial ownership over the securities held by the selling stockholder. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. These persons may therefore be deemed to have beneficial ownership over the securities held by the selling stockholder. D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described. The foregoing should not be construed in and of itself as an admission by any Selling Stockholder as to beneficial ownership of shares of Common Stock owned by another Selling Stockholder.

133.	Jarl Ginsberg and Christian Stadlinger, acting as portfolio managers for Columbia Management Advisors, LLC, the sub-advisor for the selling stockholders have voting and dispositive power over these shares.

134.	Joseph Williams is a director of CNX Gas Corporation.

135.	John D. Reilly is the Treasurer of CONSOL Energy, Inc.

136.	Walter J. Scheller served as a Vice President of CNX Gas Corporation until May 2006.

PLAN OF DISTRIBUTION

We have registered the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of these shares and interests therein from time to time after the date of this prospectus. Under the registration rights agreement we entered into with selling stockholders, we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest, however, in order for a donee, pledgee, transferee or other successor-in-interest to sell shares of common stock under cover of the registration statement of which this prospectus is part, unless permitted by law, we must provide the seller with a prospectus supplement and/or, if appropriate, amend such registration statement amending the list of selling stockholders to include the donee, pledgee, transferee, or other successors-in-interest as selling stockholders under this prospectus for delivery in connection with such sale, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

Upon being notified by a selling stockholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of the common stock covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common stock.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (under “Selling Stockholders”) are deemed to be underwriters. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act.

The common stock and interests therein may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales made after the effectiveness of the registration statement of which this prospectus is a part; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Our common stock is listed on the New York Stock Exchange under the symbol “CXG.” However, we can give no assurances as to the development of liquidity or any trading market for the common stock.

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

In compliance with guidelines of the NASD, Inc., the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus.

VALIDITY OF SHARES

The validity of the shares offered hereby has been passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information included or incorporated by reference in this prospectus for the years ended December 31, 2006, 2005, and 2004, relating to our total gas supply and our owned gas reserves is derived from reserve reports prepared or reviewed by Ralph E. Davis Associates, Inc. and/or Schlumberger Data and Consulting Services. This information is included or incorporated by reference in this prospectus in reliance upon these firms as experts in matters contained in the reports.

ADDITIONAL INFORMATION

We have previously filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, which was declared effective on January 18, 2006, with respect to the common stock offered in this prospectus. This prospectus omits certain information set forth in such registration statement and the exhibits and schedules thereto. For further information with respect to CNX Gas Corporation and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The Commission allows us to “incorporate by reference” some information we file with it into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than any portions of any such document that are not deemed “filed” under the Exchange Act in accordance with applicable SEC rules) until the offering of these shares is terminated:

•	Our annual report on Form 10-K for the year ended December 31, 2006, filed with the Commission on February 20, 2007;

•	Our current reports on Form 8-K dated January 24, 2007 and February 23, 2007, which were filed with the Commission on January 26, 2007 and March 3, 2007, respectively;

•	The description of our common stock contained in our registration statement on Form 8-A12B, filed with the Commission on January 17, 2006.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document, which is also incorporated by reference modifies or supersedes that statement.

The registration statement, including the exhibits and schedules filed therewith, may be inspected free of charge at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates and from the SEC’s Internet site at http://www.sec.gov. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the NYSE under the symbol “CXG.” You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: CNX Gas Corporation, 4000 Brownsville Road, South Park, PA 15129, Attention: Investor Relations: (412) 854-6719.

GLOSSARY OF NATURAL GAS AND COAL TERMS

The following is a description of the meanings of some of the oil and gas industry terms used in this prospectus.

Appalachian Basin.  A mountainous region in the eastern United States, running from northern Alabama to Pennsylvania, and including parts of Georgia, South Carolina, North Carolina, Tennessee, Kentucky, Virginia, and all of West Virginia.

Bcf.  Billion cubic feet of natural gas.

Bcfe.  Billion cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Btu or British Thermal Unit.  The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

CBM.  Coalbed methane.

Central Appalachia.  As used in this prospectus, Central Appalachia includes Virginia and southern West Virginia.

Coal Seam.  A single layer or stratum of coal.

Completion.  The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Developed acreage.  The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development well.  A well drilled within the proved boundaries of an oil or natural gas reservoir with the intention of completing the stratigraphic horizon known to be productive.

Dry hole.  A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Exploitation.  Ordinarily considered to be a form of development within a known reservoir.

Exploratory well.  A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

Farm-in or farm-out.  An agreement under which the owner of a working interest in an oil or gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Field.  An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Frac well.  A vertical well drilled in advance of mining and producing from zones artificially fractured or stimulated and which is capable of producing natural gas.

Gathering system.  Pipelines and other equipment used to move natural gas from the wellhead to the trunk or the main transmission lines of a pipeline system.

Gob.  The de-stressed zone associated with any full seam extraction of coal that extends above and below the mined out coal seam, and which may be sealed or unsealed.

Gob gas.  Gas produced from (a) a well drilled in advance of mining or after mining for the purpose of extracting natural gas from the gob or (b) a frac well that is recompleted for the purpose of extracting natural gas from the gob.

Gross acres or gross wells.  The total acres or wells, as the case may be, in which a working interest is owned.

Longwall mining.  An automated form of underground coal mining characterized by high recovery and extraction rates. A high-powered cutting machine is passed across the exposed face of coal, shearing away broken coal, which is continuously hauled away by a floor-level conveyor system. Longwall mining extracts all machine-minable coal between the floor and ceiling within a contiguous block of coal, known as a panel, leaving no support pillars within the panel area. Longwall mining is done under movable roof supports that are advanced as the bed is cut. The roof in the mined-out area is allowed to fall as the mining advances.

mcf.  Thousand cubic feet of natural gas.

mcfe.  Thousand cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

MMBtu.  Million British thermal units.

mmcf.  Million cubic feet of natural gas.

mmcfe.  Million cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Net acres or net wells.  The sum of the fractional working interests owned in gross acres or wells, as the case may be.

Northern Appalachia.  As used in this prospectus, Northern Appalachia includes southwestern Pennsylvania and northern West Virginia.

NYMEX.  The New York Mercantile Exchange.

Panel.  A contiguous block of coal that generally comprises one operating unit.

Pay zone.  The section of rock, from which gas is expected to be produced in commercial quantities.

PV-10 or present value of estimated future net revenues.  An estimate of the present value of the estimated future net revenues from proved gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10% in accordance with the SEC’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.

Productive well.  A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Proved developed reserves.  Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

Proved reserves.  The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves.  Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Reserve life index.  This index is calculated by dividing total proved reserves by the production from the previous year to estimate the number of years of remaining production.

Reservoir.  A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Shut in.  Stopping an oil or gas well from producing.

Tcfe.  Trillion cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Undeveloped acreage.  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas regardless of whether or not such acreage contains proved reserves.

Vertical-to-horizontal well.  A well in which the drilling from the surface initially proceeds vertically until reaching a particular depth, at which point, the drill bit is turned to proceed at up to 90 degrees from vertical in order to follow a particular stratum or pay zone.

Working interest.  The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

27,936,667 Shares of

CNX GAS CORPORATION

Common Stock

PROSPECTUS

          , 2007

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the New York Stock Exchange listing fee.

Securities and Exchange Commission registration fee	$53,000
National Association of Securities Dealers, Inc. filing fee	45,200
New York Stock Exchange Listing Fee	250,000
Printing and engraving expenses	15,000
Legal fees and expenses	360,000
Legal fees and expenses for selling stockholders’ counsel	50,000
Accountants’ fees and expenses	350,000
Engineering fees and expenses	50,000
Miscellaneous	7,000
Total Expenses	$1,180,000

Item 15.	Indemnification of Directors and Officers.

Our certificate of incorporation limits the liability of directors for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability is not permitted under Delaware law. Additionally, the Delaware General Corporation Law (“DGCL”) and our bylaws provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities. Our bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. Section 145 (“Section 145”) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our bylaws also provides that CNX Gas must pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Reference is made to our certificate of incorporation and bylaws filed as Exhibits 3.1 and 3.2 respectively, hereto.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We have an insurance policy which insures the directors and officers of CNX Gas against certain liabilities which might be incurred in connection with the performance of their duties. The insurer is permitted to pay amounts on our behalf to the directors and officers for which we have granted indemnification.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

EXHIBITS

Exhibit
Number	Description

4.1	Registration Rights Agreement dated August 8, 2005 by and among CNX Gas Corporation, CONSOL Energy Inc. and Friedman, Billings, Ramsey & Co., Inc.*
4.2	Form of stock certificate*
5.1	Opinion of Buchanan Ingersoll PC*
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Schlumberger Data and Consulting Services(1)
23.3	Consent of Ralph E. Davis Associates, Inc.(1)
23.4	Consent of Buchanan Ingersoll PC (included in Exhibit 5.1)*
24.1	Power of Attorney (previously filed; Raj K. Gupta executed a power of attorney in substantially the form previously filed)

*	Previously filed.

(1)	Consent included in Annual Report on Form 10-K filed by CNX Gas Corporation on February 20, 2007 and hereby incorporated by reference

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post Effective Amendment No. 2 of Form S-3 to this Registration Statement of Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in South Park, Pennsylvania on March 9, 2007.

CNX GAS CORPORATION

By:	/s/ NICHOLAS J. DEIULIIS
Nicholas J. DeIuliis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 2 of Form S-3 to this Registration Statement of Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Nicholas J. DeIuliis Nicholas J. DeIuliis	President, Chief Executive Officer and Director (principal executive officer)	March 9, 2007

/s/ Mark D. Gibbons Mark D. Gibbons	Chief Financial Officer (principal financial officer and principal accounting officer)	March 9, 2007

* Philip W. Baxter	Chairman of the Board of Directors	March 9, 2007

* James E. Altmeyer, Sr.	Director	March 9, 2007

* Raj K. Gupta	Director	March 9, 2007

* J. Brett Harvey	Director	March 9, 2007

* William J. Lyons	Director	March 9, 2007

* John R. Pipski	Director	March 9, 2007

Joseph T. Williams	Director

* /s/ Nicholas J. Deiuliis Attorney-In-Fact

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